Exhibit 99.1

Rexam PLC
Consolidated Financial Statements

Independent Auditor's Report

To the Board of Directors and Shareholders of Rexam PLC

        We have audited the accompanying consolidated financial statements of Rexam PLC and its subsidiaries, which comprise the consolidated balance sheets as of 31 December 2014 and 2013, and the related consolidated statements of income, of comprehensive income, of changes in equity and of cash flows for each of the three years in the period ended 31 December 2014.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rexam PLC and its subsidiaries at 31 December 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended 31 December 2014 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers LLP
London, United Kingdom
5 May 2015

Consolidated Income Statements

For the year ended 31 December	Notes	2014 £m	2013 £m	2012 £m
Continuing operations
Sales	2	3,832	3,943	3,885
Operating expenses	3	(3,430)	(3,526)	(3,456)

Operating profit		402	417	429
Share of post-tax profits of associates and joint ventures	16	10	9	9
Retirement benefit obligations net interest cost	25	(16)	(16)	(19)
Interest expense	7	(60)	(77)	(108)
Interest income	7	7	6	8

Profit before tax		343	339	319
Tax	8	(76)	(86)	(77)

Profit for the financial year from continuing operations		267	253	242
Discontinued operations
Profit/(loss) for the financial year from discontinued operations	10	90	(158)	(36)

Total profit for the financial year attributable to equity shareholders of Rexam PLC		357	95	206

Basic earnings/(loss) per share (pence)	9
Continuing operations		36.2	32.0	27.8
Discontinued operations		12.2	(20.0)	(4.1)

Total		48.4	12.0	23.7

Diluted earnings/(loss) per share (pence)	9
Continuing operations		35.9	31.6	27.5
Discontinued operations		12.1	(20.0)	(4.1)

Total		48.0	11.6	23.4

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Comprehensive Income

For the year ended 31 December	Notes	2014 £m	2013 £m	2012 £m
Profit for the financial year attributable to equity shareholders of Rexam PLC		357	95	206

Other comprehensive (loss)/income for the year:
Items that will not be reclassified to profit or loss:
Retirement benefits: actuarial gains/(losses)	17/25	30	74	(20)
Retirement benefits: tax on actuarial gains/(losses)	8	4	(26)	5

Total items that will not be reclassified to profit or loss		34	48	(15)

Items that may be reclassified to profit or loss:
Exchange differences before recognition of net investment hedges	28	(99)	(37)	(86)
Net investment hedges recognised	28	(5)	(1)	24
Exchange differences recognised in the income statement on the disposal of businesses	28	(152)	—	(72)
Cash flow hedges recognised	28	(27)	(45)	(35)
Cash flow hedges transferred to inventory	28	12	54	66
Cash flow hedges transferred to the income statement	28	7	(7)	1
Cash flow hedges transferred to property, plant and equipment	28	—	(1)	—
Tax on cash flow hedges	8/28	(2)	(1)	(9)

Total items that may be reclassified to profit or loss		(266)	(38)	(111)

Total other comprehensive (loss)/income for the year		(232)	10	(126)

Total comprehensive income for the financial year attributable to equity shareholders of Rexam PLC		125	105	80

Continuing operations		203	272	249
Discontinued operations		(78)	(167)	(169)

Total comprehensive income for the financial year attributable to equity shareholders of Rexam PLC		125	105	80

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Balance Sheets

As at 31 December	Notes	2014 £m	2013 £m
Assets
Non current assets
Goodwill	12	1,218	1,232
Other intangible assets	13	26	34
Property, plant and equipment	14	1,275	1,257
Investments in associates and joint ventures	16	80	76
Pension assets	25	89	—
Insurance backed assets	17	23	20
Deferred tax assets	8	210	270
Trade and other receivables	19	177	157
Derivative financial instruments	23/24	167	215

		3,265	3,261

Current assets
Inventories	18	504	466
Insurance backed assets	17	2	2
Trade and other receivables	19	490	479
Derivative financial instruments	23/24	38	27
Cash and cash equivalents	20	288	211

		1,322	1,185

Assets classified as held for sale		—	693

		1,322	1,878

Total assets		4,587	5,139

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Balance Sheets (Continued)

	Notes	2014 £m	2013 £m
Liabilities
Current liabilities
Borrowings	22	(292)	(299)
Derivative financial instruments	23/24	(42)	(39)
Current tax		(10)	(3)
Trade and other payables	21	(806)	(702)
Provisions	26	(18)	(28)

		(1,168)	(1,071)

Liabilities classified as held for sale		—	(160)

		(1,168)	(1,231)

Non current liabilities
Borrowings	22	(1,124)	(1,181)
Derivative financial instruments	23/24	(161)	(142)
Retirement benefit obligations	25	(482)	(417)
Deferred tax liabilities	8	(40)	(54)
Non current tax		(55)	(78)
Other payables	21	(64)	(89)
Provisions	26	(79)	(78)

		(2,005)	(2,039)

Total liabilities		(3,173)	(3,270)

Net assets		1,414	1,869

Equity
Ordinary share capital	27	567	566
Non equity B shares	27	1	—
Share premium account		424	602
Capital redemption reserve		925	746
Retained loss		(292)	(100)
Other reserves	28	(211)	55

Shareholders' equity		1,414	1,869

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Cash Flow Statements

For the year ended 31 December	Notes	2014 £m	2013 £m	2012 £m
Cash flows from operating activities
Cash generated from operations	30	476	564	646
Interest paid		(52)	(78)	(82)
Tax paid		(63)	(77)	(94)

Net cash flows from operating activities		361	409	470

Cash flows from investing activities
Capital expenditure		(211)	(232)	(291)
Proceeds from sale of property, plant and equipment		7	1	1
Disposal of businesses	10	457	(23)	395
Pension escrow investment payment	25	(15)	(15)	(10)
Repayment of loan from joint venture		—	—	(5)
Loan from joint venture	16	7	—	—
Dividend from joint venture	16	—	—	10
Interest received		8	7	8
Other investing activities		(4)	—	—

Net cash flows from investing activities		249	(262)	108

Cash flows from financing activities
Proceeds from borrowings	23	68	349	401
Repayment of borrowings	23	(12)	(1,050)	(5)
Return of cash to shareholders		(450)	(393)	—
Proceeds from issue of share capital on exercise of share options		3	6	4
Purchase of Rexam PLC shares by Employee Share Trust		(7)	(23)	—
Dividends paid to equity shareholders	11	(133)	(125)	(128)
Other financing items		5	14	16

Net cash flows from financing activities		(526)	(1,222)	288

Net increase/(decrease) in cash and cash equivalents		84	(1,075)	866

Cash and cash equivalents at the beginning of the year		191	1,249	402
Exchange differences and other non-cash items		(4)	17	(19)
Net increase/(decrease) in cash and cash equivalents		84	(1,075)	866

Cash and cash equivalents at the end of the year		271	191	1,249

Cash and cash equivalents comprise:
Cash at bank and in hand	20	116	66	384
Short term bank and money market deposits	20	172	145	923
Bank overdrafts	22	(17)	(20)	(58)

		271	191	1,249

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Equity

	Ordinary share capital £m	Non equity B shares £m	Share premium account £m	Capital redemption reserve £m	Retained earnings/ (loss) £m	Other reserves £m	Shareholders' equity £m
At 1 January 2012	564	—	989	351	211	204	2,319
Profit for the financial year	—	—	—	—	206	—	206
Retirement benefits: actuarial losses	—	—	—	—	(20)	—	(20)
Retirement benefits: tax on actuarial losses	—	—	—	—	5	—	5
Exchange differences before recognition of net investment hedges	—	—	—	—	—	(86)	(86)
Net investment hedges recognised	—	—	—	—	—	24	24
Exchange differences recognised in the income statement on disposal of businesses	—	—	—	—	—	(72)	(72)
Cash flow hedges recognised	—	—	—	—	—	(35)	(35)
Cash flow hedges transferred to inventory	—	—	—	—	—	66	66
Cash flow hedges transferred to the income statement	—	—	—	—	—	1	1
Tax on cash flow hedges	—	—	—	—	—	(9)	(9)

Total other comprehensive loss for the year	—	—	—	—	(15)	(111)	(126)

Total comprehensive income/(loss) for the year	—	—	—	—	191	(111)	80
Share options: proceeds from shares issued	1	—	3	—	—	—	4
Share options: value of services provided	—	—	—	—	11	—	11
Share options: dividend equivalent	—	—	—	—	(1)	—	(1)
Share options: tax	—	—	—	—	2	—	2
Dividends paid	—	—	—	—	(128)	—	(128)

Total transactions with owners recognised directly in equity	1	—	3	—	(116)	—	(112)

At 31 December 2012	565	—	992	351	286	93	2,287
Profit for the financial year	—	—	—	—	95	—	95
Retirement benefits: actuarial gains	—	—	—	—	74	—	74
Retirement benefits: tax on actuarial gains	—	—	—	—	(26)	—	(26)
Exchange differences before recognition of net investment hedges	—	—	—	—	—	(37)	(37)
Net investment hedges recognised	—	—	—	—	—	(1)	(1)
Cash flow hedges recognised	—	—	—	—	—	(45)	(45)
Cash flow hedges transferred to inventory	—	—	—	—	—	54	54

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Equity (Continued)

	Ordinary share capital £m	Non equity B shares £m	Share premium account £m	Capital redemption reserve £m	Retained earnings/ (loss) £m	Other reserves £m	Shareholders' equity £m
Cash flow hedges transferred to property, plant and equipment	—	—	—	—	—	(1)	(1)
Cash flow hedges transferred to the income statement	—	—	—	—	—	(7)	(7)
Tax on cash flow hedges	—	—	—	—	—	(1)	(1)

Total other comprehensive income/(loss) for the year	—	—	—	—	48	(38)	10

Total comprehensive income/(loss) for the year	—	—	—	—	143	(38)	105
Share options: proceeds from shares issued	1	—	5	—	—	—	6
Share options: value of services provided	—	—	—	—	8	—	8
Share options: dividend equivalent	—	—	—	—	(1)	—	(1)
Share options: tax	—	—	—	—	5	—	5
Purchase of Rexam PLC shares by Employee Share Trust	—	—	—	—	(23)	—	(23)
Return of cash to shareholders	—	—	(395)	395	(393)	—	(393)
Dividends paid	—	—	—	—	(125)	—	(125)

Total transactions with owners recognised directly in equity	1	—	(390)	395	(529)	—	(523)

At 31 December 2013	566	—	602	746	(100)	55	1,869
Profit for the financial year	—	—	—	—	357	—	357
Retirement benefits: actuarial gains	—	—	—	—	30	—	30
Retirement benefits: tax on actuarial gains	—	—	—	—	4	—	4
Exchange differences before recognition of net investment hedges	—	—	—	—	—	(99)	(99)
Net investment hedges recognised	—	—	—	—	—	(5)	(5)
Exchange differences recognised on the disposal of businesses	—	—	—	—	—	(152)	(152)
Cash flow hedges recognised	—	—	—	—	—	(27)	(27)
Cash flow hedges transferred to inventory	—	—	—	—	—	12	12
Cash flow hedges transferred to the income statement	—	—	—	—	—	7	7
Tax on cash flow hedges	—	—	—	—	—	(2)	(2)

Total other comprehensive income/(loss) for the year	—	—	—	—	34	(266)	(232)

Total comprehensive income/(loss) for the year	—	—	—	—	391	(266)	125

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Equity (Continued)

	Ordinary share capital £m	Non equity B shares £m	Share premium account £m	Capital redemption reserve £m	Retained earnings/ (loss) £m	Other reserves £m	Shareholders' equity £m
Share options: proceeds from shares issued	1	—	2	—	—	—	3
Share options: value of services provided	—	—	—	—	7	—	7
Share options: dividend equivalent	—	—	—	—	(1)	—	(1)
Purchase of Rexam PLC shares by Employee Share Trust	—	—	—	—	(7)	—	(7)
Return of cash to shareholders	—	1	(180)	179	(449)	—	(449)
Dividends paid	—	—	—	—	(133)	—	(133)

Total transactions with owners recognised directly in equity	1	1	(178)	179	(583)	—	(580)

At 31 December 2014	567	1	424	925	(292)	(211)	1,414

The accompanying notes are an integral part of the consolidated financial statements.

Notes to the Consolidated Financial Statements

1. PRINCIPAL ACCOUNTING POLICIES

Basis of preparation

        The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB) and IFRS Interpretations Committee ("IFRS IC") interpretations, collectively "IFRS". The consolidated financial statements have been prepared under the historical cost convention as modified by the revaluation of certain financial instruments, share based payment and retirement benefit obligations.

        In preparing the consolidated set of financial statements, the segment analysis has been restated for the 2013 and 2012 comparative years to reflect the disclosure of two reportable segments for the Beverage Cans business, Americas and Europe & Rest of World. Previously only one reportable segment, Beverage Cans, was disclosed. The change was made to better reflect the markets in which the Group operates.

        The following accounting standards are effective for accounting periods beginning after 1 January 2014 and have not yet been adopted by the Group.

  (i)
  IFRS9 'Financial Instruments'. The standard addresses the classification, measurement and recognition of financial assets and liabilities. The standard is effective for accounting periods beginning on or after 1 January 2018 and earlier adoption is permitted. The Group has yet to assess the full impact of IFRS9.

  (ii)
  IFRS15 'Revenue from Contracts with Customers'. The standard addresses revenue recognition and establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity's contracts with customers. The standard is effective for accounting periods beginning on or after 1 January 2017 and earlier adoption is permitted. The Group is currently assessing the impact of IFRS15.

        There are no other IFRS's or IFRS Interpretation Committee interpretations not yet effective that would be expected to have an impact on the Group.

        The consolidated cash flow statement for 2014 includes a revision relating to the classification of a settlement of a government incentive in Brazil for indirect taxes. A £22m outflow has been reclassified to "Cash generated from operations" from "Repayment of borrowings". The Group believes that this revision is not material to the financial statements taken as a whole.

        These consolidated financial statements were authorised for issue by the board of directors on 5 May 2015.

Going concern

        The Group meets its working capital requirements through its bank facilities. The Group's forecasts and projections, taking account of reasonably possible changes in trading performance, show that the Group should be able to operate within the level of its current facilities. After making enquiries, the directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. The Group therefore continues to adopt the going concern basis in preparing the consolidated financial statements. Further information on the Group's borrowings is given in notes 22 and 23 to the consolidated financial statements.

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

Key estimates and assumptions

        The preparation of consolidated financial statements in accordance with IFRS requires the use of certain critical estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management's best knowledge of the amount, events or actions, actual results may ultimately differ from those estimates. The key estimates and assumptions used in these consolidated financial statements are set out below.

Goodwill impairment testing

        Goodwill is tested at least annually for impairment in accordance with the accounting policy for goodwill. The recoverable amounts of cash generating units are determined based on value in use calculations. These calculations require the use of estimates which include cash flow projections for each cash generating unit and discount rates based on the Group's weighted average cost of capital, adjusted for specific risks associated with particular cash generating units. For details of impairment testing see note 12 to the consolidated financial statements. The accounting policies for goodwill and impairment testing are set out below.

Retirement benefits

        The consolidated financial statements include costs in relation to, and provision for, retirement benefit obligations. There are two principal funded defined benefit pension plans, in the UK and US, and an unfunded retiree medical plan in the US. The costs and present value of any related pension assets and liabilities depend on factors such as life expectancy of the members, the salary progression of current employees, the returns that plan assets generate and the discount rate used to calculate the present value of the liabilities. The Group uses estimates based on previous experience and external actuarial advice in determining these future cash flows and the discount rate. The accounting policy for retirement benefit obligations is set out below. Details of the assumptions used for the two principal defined benefit pension plans and the retiree medical plan and sensitivities are set out in note 25 to the consolidated financial statements.

Income taxes

        Judgement is required in determining the provision for income taxes. There are many transactions and calculations whose ultimate tax treatment is uncertain. The Group recognises liabilities for anticipated tax issues based on estimates of whether additional taxes are likely to be due. The Group recognises deferred tax assets and liabilities based on estimates of future taxable income and recoverability. Where a change in circumstance occurs, or the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax balances in the year in which that change or outcome is known. The accounting policy for income taxes is set out below.

Revenue recognition

        Revenue from the sale of goods is measured at the fair value of the consideration, net of rebates and trade discounts. Revenue from the sale of goods is recognised when the Group has transferred the significant risks and rewards of ownership of the goods to the buyer, when the amount of revenue can be measured reliably and when it is probable that the economic benefits associated with the transaction will flow to the Group, typically on delivery of goods. The Group enters into long term contracts with

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

both customers and suppliers. In certain cases the Group makes up-front payments in relation to these contracts which are charged against sales in respect of customers, and operating expenses in respect of suppliers, over their useful economic lives, typically being the related contract term. In addition, the Group recognises any rebates receivable or payable in accordance with the terms of these long term contracts, which are typically volume based.

Basis of consolidation

        The consolidated financial statements comprise Rexam PLC and all its subsidiaries, together with the Group's share of the results of its associates and joint ventures. The financial statements of subsidiaries, associates and joint ventures are prepared at the same reporting date using consistent accounting policies. Intercompany balances and transactions, including any unrealised profits arising from intercompany transactions, are eliminated in full.

        Subsidiaries are entities over which the Group has control. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group and are included until the date on which the Group ceases to control them. Associates are entities over which the Group has significant influence but not control, generally accompanied by a share of between 20% and 50% of the voting rights. Joint ventures are entities over which the Group has joint control, whereby the strategic, financial and operating decisions relating to the venture require the unanimous consent of the parties sharing control and are generally accompanied by an equal 50% share of voting rights. Investments in associates and joint ventures are accounted for using the equity method. If the Group's share of losses in an associate or joint venture equals or exceeds its investment in the associate or joint venture, the Group does not recognise further losses unless it has incurred obligations or made payments on behalf of the associate or joint venture.

        All acquisitions are accounted for by applying the purchase method. The cost of an acquisition is measured as the aggregate of the fair values, at the acquisition date, of the assets given, liabilities incurred or assumed, and equity instruments issued by the Group. The identifiable assets, liabilities and contingent liabilities of the acquiree are measured initially at fair value at the acquisition date, irrespective of the extent of any non controlling interests. The excess of the cost of the acquisition over the Group's interest in the net fair value of the identifiable assets, liabilities and contingent liabilities is recognised as goodwill.

Foreign currencies

        The financial statements for each of the Group's subsidiaries, associates and joint ventures are prepared using their functional currency. The functional currency is the currency of the primary economic environment in which an entity operates. Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the dates of the transactions. Exchange differences resulting from the settlement of such transactions and from the translation at exchange rates ruling at the balance sheet date of monetary assets and liabilities denominated in currencies other than the functional currency are recognised directly in the consolidated income statement. Exceptions to this are where the monetary items form part of the net investment in a foreign operation, designated as hedges of a net investment, or designated as cash flow hedges. Such exchange differences are initially recognised in equity.

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

        The presentation currency of the Group is sterling. The balance sheets of foreign operations are translated into sterling using the exchange rate at the balance sheet date and the income statements are translated into sterling using the average exchange rate for the year. Where this average is not a reasonable approximation of the cumulative effect of the rate prevailing on the transaction date, the exchange rate on the transaction date is used. Exchange differences on translation into sterling arising since 1 January 2004 are recognised as a separate component of equity. On disposal of a subsidiary, any cumulative exchange differences held in equity are transferred to the consolidated income statement.

        On the repayment of a quasi equity loan, the proportionate share of the cumulative amount of the exchange differences on the loan recognised in other comprehensive income is not reclassified to the consolidated income statement unless the Group loses control over the entity to which the quasi equity loan related.

        The principal exchange rates against sterling used in these consolidated financial statements are as follows:

	Average 2014	Closing 2014	Average 2013	Closing 2013	Average 2012	Closing 2012
Euro	1.24	1.28	1.18	1.20	1.23	1.23
US dollar	1.65	1.56	1.56	1.65	1.59	1.62
Russian rouble	63.29	90.79	49.87	54.48	49.24	49.27

Exceptional items

        Items which are exceptional, being material in terms of size and/or nature, are presented separately in the notes to the consolidated financial statements. The principal events which may give rise to exceptional items include the restructuring and integration of businesses, significant changes to retirement benefit obligations, gains or losses on the disposal of businesses, goodwill impairments, major asset impairments and disposals, transaction costs relating to business combinations and significant litigation and tax claims.

Retirement benefit obligations

        The Group operates defined benefit and defined contribution pension plans.

        A defined benefit pension plan typically specifies the amount of pension benefit that an employee will receive on retirement, usually dependent upon one or more factors such as age, years of service and compensation. The Group operates both funded defined benefit pension plans, where actuarially determined payments are made to trustee administered funds, and unfunded defined benefit pension plans, where no such payments are made. The asset or liability recognised in the consolidated balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation less, for funded schemes, the fair value of plan assets at the balance sheet date. The defined benefit obligation is calculated, at least triennially, by independent actuaries using the projected unit credit method and is determined by discounting the estimated future cash outflows using interest rates of high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability. The current service cost and plan administration expenses are recognised as an operating expense in the consolidated income statement. Past service costs and credits are recognised immediately as an operating expense in the consolidated income statement. The retirement benefits net interest cost is the

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

change during the year in the net defined benefit liability due to the passage of time and is recognised as an interest expense in the consolidated income statement. The interest rate is based on the yield on high quality corporate bonds. Actuarial gains and losses arising from changes in actuarial assumptions and experience adjustments are recognised in the consolidated statement of comprehensive income in the year in which they arise.

        A defined contribution plan is one under which fixed contributions are paid to a third party. The Group has no further payment obligations once the contributions have been paid. The contributions are recognised in the consolidated income statement when they are due. Prepaid contributions are recognised in the consolidated balance sheet as an asset to the extent that a cash refund or a reduction in future payments is likely.

        The Group also provides post-retirement healthcare benefits (retiree medical) to certain of its current and former employees. The entitlement to these benefits is usually conditional on an employee remaining in service up to retirement age and the completion of a minimum service period. The consolidated income statement and consolidated balance sheet accounting treatment with respect to retiree medical is similar to that for defined benefit pension plans. These obligations are valued by independent actuaries, usually on an annual basis.

Share based payment

        The Group operates equity and cash settled share option schemes. For equity settled share options, the services received from employees are measured by reference to the fair value of the share options. The fair value is calculated at grant date and recognised in the consolidated income statement, together with a corresponding increase in equity, on a straight line basis over the vesting period, based on an estimate of the number of options that will eventually vest. Vesting conditions, which comprise service conditions and non-market performance conditions, are not taken into account when estimating the fair value. All market and non-vesting conditions are included in the fair value. For cash settled share options, the services received from employees are measured at the fair value of the liability and recognised in the consolidated income statement on a straight line basis over the vesting period. The fair value of the liability is measured at each balance sheet date and at the date of settlement with changes in fair value recognised in the consolidated income statement. The Rexam Employee Share Trust holds ordinary shares in Rexam PLC to satisfy future share option exercises, which are presented in the consolidated balance sheet as a deduction from equity.

Interest

        Interest on cash and cash equivalents and borrowings held at amortised cost is recognised in the consolidated income statement using the effective interest method. Interest includes exchange differences arising on cash and cash equivalents and borrowings, where such exchange differences are recognised in the consolidated income statement. Interest includes all fair value gains and losses on derivative financial instruments, and corresponding adjustments to hedged items under designated fair value hedging relationships, where they relate to financing activities and are recognised in the consolidated income statement. Interest relating to payments made over an extended period of development of large capital projects is added to the capital cost and amortised over the expected lives of those projects.

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

        Non hedge accounted financing derivative financial instruments fair value changes and hedge ineffectiveness on financing derivative financial instruments are disclosed separately within Note 7 Interest.

Segment reporting

        Operating segments are reported in a manner consistent with internal reporting provided to the chief operating decision maker. The chief operating decision maker has been identified as the executive leadership team, which comprises the executive directors and certain senior executives. The executive leadership team is responsible for assessing the performance of the operating segments for the purpose of making decisions about resources to be allocated. Operating segments may be combined for external reporting purposes where they have similar economic characteristics, and the nature of products and production processes, the type and class of customers and the methods to distribute products are all similar.

Goodwill

        Goodwill represents the excess of the cost of an acquisition over the Group's interest in the fair value of the identifiable assets and liabilities of the acquiree at the date of acquisition. Goodwill is tested for impairment at 31 December each year and at any time where there is any indication that goodwill may be impaired. Goodwill is carried at cost less accumulated impairment losses. At the date of acquisition, goodwill is allocated to cash generating units for the purpose of impairment testing. Gains and losses on the disposal of a business include the carrying amount of goodwill relating to the business sold. Goodwill arising on the acquisition of subsidiaries is presented in goodwill and goodwill arising on the acquisition of associates and joint ventures is presented in investments in associates and joint ventures. Internally generated goodwill is not recognised as an asset.

Other intangible assets

        Other intangible assets are carried at cost less accumulated amortisation and accumulated impairment losses. Amortisation begins when an asset is available for use and is calculated on a straight line basis to allocate the cost of the asset over its estimated useful life as follows:

Computer software acquired	2 to 3 years
Computer software developed	Up to 7 years
Customer contracts and relationships acquired	5 to 20 years
Technology and patents acquired	5 to 20 years
Other development projects	Up to 5 years

        The cost of intangible assets acquired in an acquisition is the fair value at acquisition date. The cost of separately acquired intangible assets, including computer software, comprises the purchase price and any directly attributable costs of preparing the asset for use. Computer software development costs that are directly associated with the implementation of major business systems are capitalised as intangible assets. Expenditure on research is recognised as an expense in the consolidated income statement as incurred. Expenditure incurred on other development projects is capitalised as an intangible asset if it is probable that the expenditure will generate future economic benefits and can be measured reliably.

        The amortisation of certain acquired intangible assets relates to the amortisation of acquired customer contracts and relationships, and technology and patents.

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

Property, plant and equipment

        Property, plant and equipment is carried at cost less accumulated depreciation and accumulated impairment losses. Cost comprises purchase price and directly attributable costs. Freehold land and assets under construction are not depreciated. For all other property, plant and equipment, depreciation is calculated on a straight line basis to allocate cost, less residual value of the assets, over their estimated useful lives as follows:

Freehold buildings	Up to 50 years
Leasehold buildings	Shorter of 50 years or lease term
Manufacturing machinery	7 to 17 years
Computer hardware	Up to 8 years
Fixtures, fittings and vehicles	4 to 10 years

        Residual values and useful lives are reviewed at least at each financial year end.

Impairment of assets

        This policy applies to all assets except inventories, insurance backed assets, deferred tax assets, financial assets and assets classified as held for sale. At each balance sheet date, the Group assesses whether there is any indication that an asset may be impaired. Where an indicator of impairment exists, the Group makes an estimate of recoverable amount. Where the carrying amount of an asset exceeds its recoverable amount the asset is written down to its recoverable amount. Recoverable amount is the higher of fair value less costs to sell and value in use and is determined for an individual asset (see also accounting policy for assets and liabilities classified as held for sale and discontinued operations below). If the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, the recoverable amount of the cash generating unit to which the asset belongs is determined. Discount rates reflecting the asset specific risks and the time value of money are used for the value in use calculation. When an asset is written down to its recoverable amount the impairment loss is recognised in the consolidated income statement in the year in which it is incurred. Impairment losses incurred in a cash generating unit or group of cash generating units are applied against the carrying amount of any goodwill allocated to the units. Where no goodwill exists, the impairment losses reduce the other non current assets of the cash generating units. Should circumstances change which result in a reversal of a previous impairment, the value of the asset is increased and the reversal is recognised in the consolidated income statement in the year in which it occurs. The increase in the carrying amount of the asset is limited to the amount which would have been recorded had no impairment been recognised in prior years. Impairment losses applied to goodwill are not reversed.

Assets and liabilities classified as held for sale and discontinued operations

        Assets and liabilities classified as held for sale are available for immediate sale in their present condition and a sale is highly probable within one year. Assets and liabilities classified as held for sale are stated at the lower of carrying amount and fair value less costs to sell. Non current assets classified as held for sale are not depreciated or amortised and any write down to fair value less costs to sell is recognised as an impairment loss. Operations are classified as discontinued when they are either disposed of or are part of a single coordinated plan to dispose, and represent a major line of business or geographical area of operation.

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

Inventories

        Inventories are measured at the lower of cost and net realisable value. Cost is determined on a first in first out or weighted average cost basis. Cost comprises directly attributable purchase and conversion costs and an allocation of production overheads based on normal operating capacity. Net realisable value is the estimated selling price less estimated costs to completion and selling costs. Provisions against the value of inventories are made for slow moving or obsolete inventory.

Cash and cash equivalents

        Cash and cash equivalents for the purposes of the consolidated cash flow statement comprise cash at bank and in hand, bank and money market deposits and other short term highly liquid investments generally with original maturities of three months or less and bank overdrafts. Bank overdrafts are presented in borrowings within current liabilities in the consolidated balance sheet.

Leases

        Leases are classified as finance leases where substantially all the risks and rewards of ownership are transferred to the Group. Finance leases are capitalised at the inception of the lease at the lower of the fair value of the leased asset and the present value of the minimum lease payments. Lease payments are apportioned between the liability and finance charge to produce a constant rate of interest on the finance lease balance outstanding. Assets capitalised under finance leases are depreciated over the shorter of the useful life of the asset and the lease term. Leases other than finance leases are classified as operating leases. Payments made under operating leases are recognised as an expense in the consolidated income statement on a straight line basis over the lease term. Any incentives to enter into operating leases are recognised as a reduction of rental expense over the lease term on a straight line basis.

Income taxes

        The tax expense represents the sum of current tax, non current tax and deferred tax.

        Current tax and non current tax are based on taxable profit for the year. Taxable profit differs from net profit as reported in the consolidated income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The current and non current tax charge is calculated on the basis of tax laws enacted or substantively enacted at the balance sheet date in countries where the Group operates and generates taxable income. Provisions are established on the basis of amount expected to be paid to tax authorities.

        Deferred tax is recognised in full, using the liability method, on temporary differences arising between the tax base of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred tax arising from initial recognition of an asset or liability in a transaction, other than an acquisition, that at the time of the transaction affects neither accounting nor taxable profit or loss, is not recognised. Deferred tax is measured using tax rates that have been enacted or substantively enacted at the balance sheet date and are expected to apply when the asset is realised or the liability is settled. Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised. Deferred tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the Group is able to control the timing of the reversal of the temporary difference and it is probable

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

that the temporary difference will not reverse in the foreseeable future. Tax is recognised in the consolidated income statement, unless the tax relates to items recognised directly in equity, in which case the tax is recognised directly in equity through the consolidated statement of comprehensive income.

Provisions

        Provisions are recognised when a present obligation exists in respect of a past event and where the amount can be reliably estimated. Provisions for restructuring are recognised for direct expenditure on business reorganisations where plans are sufficiently detailed and well advanced, and where appropriate communication to those affected has been undertaken on or before the balance sheet date. Provisions are discounted where the time value of money is considered to be material.

Dividends

        Final equity dividends to the shareholders of Rexam PLC are recognised in the period they are approved by the shareholders. Interim equity dividends are recognised in the period they are paid.

Financial instruments

        Financial instruments that are measured at fair value are disclosed in the consolidated financial statements in accordance with the following fair value measurement hierarchy:

  (i)
  Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1).

  (ii)
  Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (level 2).

  (iii)
  Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).

        The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. These valuation techniques maximise the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

        Derivative financial instruments are measured at fair value. Derivative financial instruments utilised by the Group include interest rate swaps, cross currency swaps, forward foreign exchange contracts and aluminium, iron ore, diesel and gas commodity contracts.

        Certain derivative financial instruments are designated as hedges in line with the Group's risk management policies. Hedges are classified as follows:

  (i)
  Fair value hedges where they hedge the exposure to changes in the fair value of a recognised asset or liability.

  (ii)
  Cash flow hedges where they hedge exposure to variability in cash flows that is attributable to a particular risk associated with a recognised asset or liability or a forecasted transaction.

  (iii)
  Net investment hedges where they hedge exposure to changes in the value of the Group's interests in the net assets of foreign operations.

        For fair value hedges, any gain or loss from remeasuring the hedging instrument at fair value is recognised in the consolidated income statement. Any gain or loss on the hedged item attributable to

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

the hedged risk is adjusted against the carrying amount of the hedged item and similarly recognised in the consolidated income statement.

        For cash flow hedges and net investment hedges, the portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognised in equity, with any ineffective portion recognised in the consolidated income statement. When hedged cash flows result in the recognition of a non financial asset or liability, the associated gains or losses previously recognised in equity are included in the initial measurement of the asset or liability. For all other cash flow hedges, the gains or losses that are recognised in equity are transferred to the consolidated income statement in the same period in which the hedged cash flows affect the consolidated income statement.

        Any gains or losses arising from changes in the fair value of derivative financial instruments not designated as hedges are recognised immediately in the consolidated income statement.

        Gains and losses on derivative financial instruments related to operating activities are included in operating profit when recognised in the consolidated income statement. Gains and losses on derivative financial instruments related to financing activities are included in interest when recognised in the consolidated income statement.

        Borrowings are measured at amortised cost except where they are hedged by an effective fair value hedge, in which case the carrying value is adjusted to reflect the fair value movements associated with the hedged risk. Where borrowings are used to hedge the Group's interests in the net assets of foreign operations, the portion of the exchange gain or loss on the borrowings that is determined to be an effective hedge is recognised in equity.

        Up-front fees paid on the establishment of loan facilities and bonds are initially capitalised as transaction costs of the loan and bond and amortised in interest over the expected term of the loan and bond. Ongoing commitment fees are expensed in interest as incurred.

        Available for sale financial assets are measured at fair value. Unrealised gains and losses are recognised in equity except for impairment losses, interest and dividends arising from those assets which are recognised in the consolidated income statement.

        Trade and other receivables are initially measured at fair value and subsequently measured at amortised cost less any provision for impairment. They are discounted when the time value of money is considered material. Trade and other payables are measured at cost.

2. SEGMENT ANALYSIS

        For internal reporting, Rexam is organised into four operating segments for Beverage Cans based on the geographical locations of Europe, AMEA (Africa, Middle East & Asia), North America and South America. For external reporting, the four operating segments for Beverage Cans are combined into two reportable segments, Americas and Europe & Rest of World. Prior to 2014, the four operating segments were combined into one reportable segment. Beverage Cans comprise aluminium and steel cans for a wide variety of beverages including carbonated soft drinks, beer and energy drinks. The Healthcare business was sold in the first half of 2014 and has been reported within discontinued operations in the segment analysis set out below. Discontinued operations in 2012 also include the Personal Care business, which was sold in 2012.

Notes to the Consolidated Financial Statements (Continued)

2. SEGMENT ANALYSIS (Continued)

(i)
Results

	Sales £m	Underlying operating profit(1) £m	Underlying return on sales(2) %	Underlying return on net assets(3) %	Exceptional and other items(4) £m	Totals £m
2014
Continuing operations
Beverage Cans—Americas	2,127	235	11.0	31.6	1	236
Beverage Cans—Europe & Rest of World	1,705	183	10.7	24.1	(16)	167

Total reportable segments	3,832	418	10.9	27.8	(15)	403

Exceptional items not allocated to Beverage Cans						(1)
Share of post-tax profits of associates and joint ventures						10
Retirement benefit obligations net interest cost						(16)
Net interest expense						(53)

Profit before tax						343
Tax						(76)

Profit for the year from continuing operations						267
Discontinued operations
Profit for the year from discontinued operations						90

Total profit for the year						357

2013—restated
Continuing operations
Beverage Cans—Americas	2,183	250	11.5	35.5	(3)	247
Beverage Cans—Europe & Rest of World	1,760	199	11.3	26.4	(22)	177

Total reportable segments	3,943	449	11.4	30.8	(25)	424

Exceptional items not allocated to Beverage Cans						(7)
Share of post-tax profits of associates and joint ventures						9
Retirement benefit obligations net interest cost						(16)
Net interest expense						(71)

Profit before tax						339
Tax						(86)

Profit for the year from continuing operations						253
Discontinued operations
Loss for the year from discontinued operations						(158)

Total profit for the year						95

2012—restated
Continuing operations
Beverage Cans—Americas	2,103	225	10.7	32.9	(4)	221
Beverage Cans—Europe & Rest of World	1,782	223	12.5	31.5	8	231

Total reportable segments	3,885	448	11.5	32.2	4	452

Exceptional items not allocated to Beverage Cans						(23)
Share of post-tax profits of associates and joint ventures						9
Retirement benefit obligations net interest cost						(19)
Net interest expense						(100)

Profit before tax						319
Tax						(77)

Profit for the year from continuing operations						242
Discontinued operations
Loss for the year from discontinued operations						(36)

Total profit for the year						206

(1)
Comprises operating profit before exceptional and other items. See note 6 for exceptional items. Other items comprise the amortisation of certain acquired intangible assets and fair value changes on certain operating derivatives.

(2)
Comprises underlying operating profit, as defined in 1, divided by sales.

Notes to the Consolidated Financial Statements (Continued)

2. SEGMENT ANALYSIS (Continued)

(3)
Comprises underlying operating profit, as defined in 1, plus share of associates and joint ventures profit after tax divided by the average of opening and closing net assets after adding back retirement benefit obligations (net of tax) and net borrowings and excluding goodwill and certain acquired intangible assets.

(4)
See note 6 for exceptional items. Other items comprise the amortisation of certain acquired intangible assets and fair value changes on certain operating derivatives.

        Share of post-tax profits of associates are attributable to Europe & Rest of World. Share of post-tax profits of joint ventures are attributable to Americas. Americas sales are disclosed after deducting £10m of sales to Europe & Rest of World (2013: £15m; 2012: £14m). Sales by Europe & Rest of World to Americas were not material in either year. Non-specific central costs are allocated on the basis of average net operating assets.

(ii)
Assets and liabilities

	2014 Assets £m	2014 Liabilities £m	2013 Assets restated £m	2013 Liabilities restated £m
Continuing operations
Beverage Cans—Americas	1,740	(463)	1,630	(426)
Beverage Cans—Europe & Rest of World	1,910	(504)	1,971	(471)

Total reportable segments	3,650	(967)	3,601	(897)
Associates and joint ventures	80	—	76	—
Unallocated assets and liabilities(1)	857	(2,206)	773	(2,213)

Total continuing operations	4,587	(3,173)	4,450	(3,110)
Discontinued operations	—	—	689	(160)

	4,587	(3,173)	5,139	(3,270)

(1)
Unallocated assets comprise derivative assets, deferred tax assets, pension assets, pension escrow investment, insurance backed assets and cash and cash equivalents which are used as part of the Group's financing offset arrangements. Unallocated liabilities comprise borrowings, derivative liabilities, current and non-current tax liabilities, deferred tax liabilities and retirement benefit obligations.
(iii)
Significant other items

	2014 Capital expenditure £m	2014 Depreciation and amortisation £m	2013 Capital expenditure restated £m	2013 Depreciation and amortisation restated £m	2012 Capital expenditure restated £m	2012 Depreciation and amortisation restated £m
Continuing operations
Beverage Cans—Americas	63	64	78	66	107	62
Beverage Cans—Europe & Rest of World	140	78	95	79	124	73

Total reportable segments	203	142	173	145	231	135
Discontinued operations	14	—	45	20	80	58

	217	142	218	165	311	193

Notes to the Consolidated Financial Statements (Continued)

2. SEGMENT ANALYSIS (Continued)

(iv)
Sales by geography

	2014 £m	2013 £m	2012 £m
Continuing operations
US	1,148	1,292	1,230
Brazil	701	658	670
Austria	333	337	322
Spain	200	212	205
Russia	193	242	292
UK	161	172	165
Other countries	1,096	1,030	1,001

Total continuing operations	3,832	3,943	3,885
Discontinued operations	164	448	875

	3,996	4,391	4,760

        Sales are stated by external customer location. One customer contributed sales of £1,058m (2013: £1,109m; 2012: £1,144m), and another customer contributed sales of £606m (2013: £623m; 2012: £610m).

(v)
Non current assets

	2014 £m	2013 £m
Continuing operations
US	642	612
Brazil	490	467
Austria	82	93
Spain	76	79
Russia	93	163
UK	223	226
Other countries	1,130	1,091

	2,736	2,731
Unallocated non current assets(1)	529	530

Total continuing operations	3,265	3,261

(1)
Unallocated non current assets comprise derivative assets, deferred tax assets, pension assets, pension escrow investment and insurance backed assets.

Notes to the Consolidated Financial Statements (Continued)

3. OPERATING EXPENSES(1)

	2014 Continuing operations £m	2014 Discontinued operations £m	2013 Continuing operations £m	2013 Discontinued operations £m	2012 Continuing operations £m	2012 Discontinued operations £m
Raw materials used	(2,150)	(60)	(2,209)	(154)	(2,201)	(329)
Changes in inventories of WIP and finished goods	16	—	(2)	1	2	1
Employee benefit expense	(483)	(53)	(494)	(144)	(482)	(300)
Depreciation of property, plant and equipment	(136)	—	(137)	(11)	(128)	(34)
Amortisation of intangible assets	(6)	—	(8)	(9)	(7)	(24)
Impairment	—	—	(4)	(232)	—	(187)
Freight costs	(213)	(5)	(207)	(12)	(205)	(19)
Operating lease rental expense	(21)	(2)	(22)	(6)	(20)	(12)
Operating lease rental income	2	—	3	—	2	—
Fair value changes on certain operating derivatives	5	—	(24)	—	7	—
Other operating expenses	(451)	(19)	(428)	(65)	(427)	(120)
Other operating income	7	2	6	6	3	10

	(3,430)	(137)	(3,526)	(626)	(3,456)	(1,014)

(1)
Includes exceptional and other items. See note 6 for information on exceptional items. Other items comprise the amortisation of certain acquired intangible assets and fair value changes on certain operating derivatives.

        Operating expenses include research and development expenditure of £5m from continuing operations and £2m from discontinued operations (2013: £6m and £3m; 2012: £5m and £10m); fair value changes and hedge ineffectiveness net gains on forward aluminium, iron ore and diesel commodity contracts of £2m from continuing operations (2013: losses of £23m; 2012: gains of £11m) and fair value gains on forward foreign exchange contracts not hedge accounted of £3m from continuing operations (2013: losses of £1m; 2012: losses of £4m).

Notes to the Consolidated Financial Statements (Continued)

4. EMPLOYEE COSTS AND NUMBERS

(i)
Employee benefit expense

	2014 £m	2013 £m	2012 £m
Continuing operations
Wages and salaries	(396)	(396)	(382)
Social security	(48)	(47)	(48)
Share based payment (note 29)	(11)	(23)	(23)
Retirement benefit obligations (note 25)	(28)	(28)	(29)

Total continuing operations	(483)	(494)	(482)
Discontinued operations	(53)	(144)	(300)

	(536)	(638)	(782)

(ii)
Average number of employees

	2014 Number	2013 Number restated	2012 Number restated
Continuing operations
Beverage Cans—Americas	3,900	3,900	3,700
Beverage Cans—Europe & Rest of World	4,100	4,100	4,100

Total reportable segments	8,000	8,000	7,800
Discontinued operations	1,100	3,200	10,200

	9,100	11,200	18,000

(iii)
Average number of employees

	2014 Number	2013 Number	2012 Number
Continuing operations
US	1,800	2,000	1,900
Brazil	1,600	1,600	1,500
Germany	700	700	700
Russia	600	700	700
UK	600	600	600
Spain	400	400	400
Other countries	2,300	2,000	2,000

Total continuing operations	8,000	8,000	7,800
Discontinued operations	1,100	3,200	10,200

	9,100	11,200	18,000

Notes to the Consolidated Financial Statements (Continued)

5. AUDITORS' REMUNERATION

	2014 £m	2013 £m	2012 £m
Fees payable to PricewaterhouseCoopers LLP for the audit of the Rexam PLC and consolidated financial statements	0.8	0.7	0.8
Fees payable to PricewaterhouseCoopers LLP and its associates for the audit of subsidiaries of Rexam PLC	1.6	2.0	2.0
Audit related assurance services	0.2	0.2	0.2
Other assurance services	0.5	1.4	2.1
Tax advisory services	0.3	0.2	0.2
Tax compliance services	0.2	0.3	0.3
All other non audit services	0.5	0.3	0.3

	4.1	5.1	5.9

        Included above are amounts payable to associate members of PricewaterhouseCoopers LLP for the audit of subsidiaries of Rexam PLC of £0.1m in relation to discontinued operations (2013: £0.4m; 2012: £0.6m). Other assurance services comprise assurance reporting on historic financial information required for business disposals, of which £0.5m was recovered from the purchaser in 2014 (2013: £nil; 2012: £0.8m)

6. EXCEPTIONAL ITEMS FROM CONTINUING OPERATIONS

	2014 £m	2013 £m	2012 £m
Restructuring	(15)	(2)	(25)
Other exceptional items	(5)	—	—
Impairment	—	(4)	—

Exceptional items before tax	(20)	(6)	(25)
Tax on exceptional items	4	1	7
Exceptional tax	7	—	—

Total exceptional items after tax	(9)	(5)	(18)

        Restructuring relates to reorganisation costs for the European beverage cans business and costs incurred with respect to conversion of steel beverage can lines to aluminium. Other exceptional items comprise a legal provision relating to an historic dispute in a business that originated prior to Rexam ownership of £2m, an increase in legacy environmental provisions of £2m and acquisition transaction costs relating to United Arab Can Manufacturing Limited of £1m. Exceptional tax of £7m relates to a release of legacy tax provisions no longer required. The £6m of exceptional items before tax in 2013 related to restructuring and impairment of assets that arose as a consequence of the disposal of Healthcare and Personal Care. The £25m of exceptional items before tax in 2012 relates to restructuring that arose as a consequence of the disposal of Personal Care.

Notes to the Consolidated Financial Statements (Continued)

7. INTEREST

(i)
Interest expense

	2014 £m	2013 £m	2012 £m
Continuing operations
Bank overdrafts	(7)	(4)	(5)
Bank loans	(6)	(6)	(5)
US private placements	(20)	(23)	(9)
Subordinated bond	(40)	(45)	(41)
US public bond	—	(10)	(24)
Medium term notes	—	(6)	(25)
Interest on financing derivatives	19	25	24
Foreign exchange losses	(5)	(7)	(3)

	(59)	(76)	(88)
Fair value losses on financing derivatives	(1)	(1)	(20)

Total interest expense from continuing operations	(60)	(77)	(108)
Discontinued operations
Bank overdrafts	—	(2)	(2)

Total interest expense	(60)	(79)	(110)

(ii)
Interest income

	2014 £m	2013 £m	2012 £m
Continuing operations
Short term bank and money market deposits	7	6	8

(iii)
Fair value (losses)/gains on financing derivatives

	2014 £m	2013 £m	2012 £m
Fair value hedges
Interest rate swaps	—	(1)	(4)
Cross currency swaps	(14)	(22)	(4)
Fair value adjustment to borrowings	18	25	(11)

	4	2	(19)

Not hedge accounted
Interest rate swaps	2	3	(4)
Cross currency swaps	(7)	(6)	3

	(5)	(3)	(1)

Total fair value losses on financing derivatives	(1)	(1)	(20)

        The net gain on fair value hedges of £4m (2013: gain of £2m; 2012: loss of £19m) represents the total hedge ineffectiveness on financing derivatives for the year.

Notes to the Consolidated Financial Statements (Continued)

8. TAX

(i)
Tax included in the consolidated income statement

	2014 £m	2013 £m	2012 £m
Continuing operations
Current and non current tax	(65)	(65)	(63)
Adjustment in respect of prior years	5	—	(3)
Exceptional and other items(1)	9	1	3

Current and non current tax	(51)	(64)	(63)

Origination and reversal of temporary differences	(26)	(31)	(32)
Adjustment in respect of prior years	—	3	11
Exceptional and other items(1)	1	6	7

Deferred tax	(25)	(22)	(14)

Total continuing operations	(76)	(86)	(77)
Discontinued operations	(46)	20	(8)

	(122)	(66)	(85)

(1)
See note 6 for exceptional items. Other items comprise the amortisation of certain acquired intangible assets and fair value changes on derivatives.
(ii)
Tax reconciliation

        A reconciliation of the tax charge applicable to the Group's profit/(loss) before tax on continuing operations at the UK statutory rate of 21.5% (2013: 23.25%; 2012: 24.5%) with the tax charge on continuing operations based on the Group's effective rate is set out below.

	2014 £m	2013 £m	2012 £m
Profit before tax on continuing operations	343	339	319

Tax on continuing operations at the UK statutory rate	(77)	(87)	(88)
Non-deductible and non-taxable items	1	2	1
Higher domestic tax rates on overseas earnings	(15)	(11)	(8)
Adjustment in respect of prior years	5	3	8
Exceptional and other items(1)	10	7	10

Tax in the consolidated income statement	(76)	(86)	(77)

Effective rate of tax on continuing operations	22%	25%	24%

(1)
See note 6 for exceptional items. Other items comprise the amortisation of certain acquired intangible assets and fair value changes on derivatives.

Notes to the Consolidated Financial Statements (Continued)

8. TAX (Continued)

(iii)
Tax credited/(charged) in equity

	2014 £m	2013 £m	2012 £m
Retirement benefits: actuarial gains/(losses)	4	(26)	5
Cash flow hedges	(2)	(1)	(9)
Share based payment	—	5	2

Tax included in equity	2	(22)	(2)

(iv)
Analysis of deferred tax

	2014 £m	2013 £m
Deferred tax assets	210	270
Deferred tax liabilities	(40)	(54)

Net deferred tax assets	170	216

	Retirement benefit obligations £m	Tax losses £m	Accelerated tax depreciation £m	Goodwill and other intangible assets £m	Other temporary differences £m	Total £m
At 1 January 2013	161	31	(94)	71	64	233
Exchange differences	—	(2)	2	1	(1)	—
Credit/(charge) for the year	(6)	28	(5)	(17)	2	2
(Charge)/credit to equity	(26)	—	—	—	4	(22)
Transfer to liabilities classified as held for sale	—	—	2	—	1	3

At 31 December 2013	129	57	(95)	55	70	216
Exchange differences	9	2	2	2	—	15
(Charge)/credit for the year	(7)	7	6	(59)	(10)	(63)
Credit/(charge) to equity	4	—	—	—	(2)	2

At 31 December 2014	135	66	(87)	(2)	58	170

        Deferred tax assets and liabilities are presented as non current in the consolidated balance sheet. Of the total deferred tax assets, £7m (2013: £31m) are recoverable within one year. Deferred tax assets and liabilities are only offset where there is a legally enforceable right of offset and there is an intention to settle the balance net.

        Deferred tax assets have been recognised where it is probable that they will be recovered. In recognising deferred tax assets, the Group has considered if it is more likely than not that sufficient future profits will be available to absorb tax losses and other temporary differences. Deferred tax assets of £105m (2013: £54m) have not been recognised in respect of losses and other temporary differences due to the uncertainty of the availability of suitable profits in the foreseeable future. The principal items on which no deferred tax assets have been recognised are tax losses, including capital losses, of £370m (2013: £217m) of which £13m (2013: £5m) expire within five years.

Notes to the Consolidated Financial Statements (Continued)

8. TAX (Continued)

        No deferred tax has been recognised on the unremitted earnings of overseas subsidiaries except where it is probable that the temporary difference will reverse in the foreseeable future. If the earnings were remitted in full, additional tax of £24m (2013: £28m) would be payable.

9. EARNINGS/(LOSS) PER SHARE

	Underlying 2014 Pence	Basic 2014 Pence	Diluted 2014 Pence	Underlying 2013 Pence	Basic 2013 Pence	Diluted 2013 Pence	Underlying 2012 Pence	Basic 2012 Pence	Diluted 2012 Pence
Continuing operations	37.2	36.2	35.9	35.3	32.0	31.6	31.2	27.8	27.5
Discontinued operations	2.0	12.2	12.1	5.3	(20.0)	(20.0)	5.4	(4.1)	(4.1)

Total	39.2	48.4	48.0	40.6	12.0	11.6	36.6	23.7	23.4

	Continuing operations £m	Discontinued operations £m	Total operations £m
2014
Underlying profit before tax	360	25	385
Tax on underlying profit	(86)	(10)	(96)

Underlying profit for the financial year	274	15	289
Total exceptional and other items after tax	(7)	75	68

Total profit for the financial year	267	90	357

2013
Underlying profit before tax	372	62	434
Tax on underlying profit	(93)	(20)	(113)

Underlying profit for the financial year	279	42	321
Total exceptional and other items after tax	(26)	(200)	(226)

Total profit/(loss) for the financial year	253	(158)	95

2012
Underlying profit before tax	358	79	437
Tax on underlying profit	(87)	(32)	(119)

Underlying profit for the financial year	271	47	318
Total exceptional and other items after tax	(29)	(83)	(112)

Total profit/(loss) for the financial year	242	(36)	206

	2014 millions	2013 millions	2012 millions
Weighted average number of shares in issue	737.1	791.3	869.9
Dilution on conversion of outstanding share options	7.1	9.6	11.0

Weighted average number of shares in issue on a diluted basis	744.2	800.9	880.9

Notes to the Consolidated Financial Statements (Continued)

9. EARNINGS/(LOSS) PER SHARE (Continued)

        Underlying earnings per share from continuing operations is based on underlying profit for the financial year attributable to Rexam PLC divided by the weighted average number of shares in issue. Basic earnings per share from continuing operations is based on total profit for the financial year from continuing operations attributable to Rexam PLC divided by the weighted average number of shares in issue. Diluted earnings per share from continuing operations is based on total profit for the financial year from continuing operations attributable to Rexam PLC divided by the weighted average number of shares in issue on a diluted basis. Underlying profit for the financial year is profit before exceptional items, the amortisation of certain acquired intangible assets and fair value changes on certain derivatives.

10. DISCONTINUED OPERATIONS

        The sale of the Healthcare and the Personal Care businesses was completed in June 2014 and in December 2012, respectively. Both of these businesses' results are shown in discontinued operations for their respective periods.

        A summary of the consolidated income statement, exceptional and other items, profit on disposal, cash flows and other comprehensive (loss)/income with respect to discontinued operations is set out below.

(i)
Consolidated income statement

	2014 £m	2013 £m	2012 £m
Sales	164	448	875
Operating expenses(1)	(137)	(626)	(1,014)

Operating profit/(loss)	27	(178)	(139)
Interest expense	—	(2)	(2)

Profit/(loss) before tax	27	(180)	(141)
Tax(1)	(10)	14	(20)

Profit/(loss) after tax	17	(166)	(161)
Profit on disposal (iv)	73	8	125

Net profit/(loss)	90	(158)	(36)

(1)
Includes amounts related to exceptional and other items, as set out in (ii) and (iii) below.

Notes to the Consolidated Financial Statements (Continued)

10. DISCONTINUED OPERATIONS (Continued)

(ii)
Exceptional items

	2014 £m	2013 £m	2012 £m
Restructuring and reversal of restructuring provisions	2	(2)	(13)
Impairment of businesses	—	(233)	(181)
Other impairment (net of reversals)	—	1	(6)

Exceptional items before tax	2	(234)	(200)
Tax on impairment of businesses	—	22	3
Tax on other impairment	—	—	1
Tax on capital losses	—	9	—

Exceptional items after tax	2	(203)	(196)

(iii)
Other items

	2014 £m	2013 £m	2012 £m
Amortisation of certain acquired intangible assets	—	(8)	(20)
Tax	—	3	8

Amortisation of certain acquired intangible assets after tax	—	(5)	(12)

(iv)
Profit on disposal

	2014 £m	2013 £m	2012 £m
Gross proceeds	476	—	430
Cash costs	(19)	(23)	(31)
Cash and cash equivalents disposed	—	—	(7)

Net cash inflow in the consolidated cash flow statement	457	(23)	392
Net assets disposed (net of tax)	(526)	—	(325)
Change in accrued costs	(10)	31	(14)
Exchange differences recognised in the income statement on disposal	152	—	72

Profit on disposal	73	8	125

        Profit on disposal includes £4m in respect of non Healthcare related discontinued operations (2013: £8m). Total costs of disposal with respect to Healthcare in 2014 of £29m comprise £17m of transaction costs and £12m of other costs related directly to the disposal.

Notes to the Consolidated Financial Statements (Continued)

10. DISCONTINUED OPERATIONS (Continued)

(v)
Cash flows

	2014 £m	2013 £m	2012 £m
Net cash flows from operating activities	(22)	50	61
Net cash flows from investing activities	(9)	(45)	(75)
Net cash flows from financing activities	—	5	24

Net cash (outflow)/inflow	(31)	10	10

(vi)
Other comprehensive (loss)/income

	2014 £m	2013 £m	2012 £m
Exchange differences	(16)	(9)	—
Exchange differences recognised in the income statement on disposal of businesses	(152)	—	72

Total other comprehensive (loss)/income	(168)	(9)	72

11. EQUITY DIVIDENDS

	2014 £m	2013 £m	2012 £m
Interim dividend for 2014 of 5.8p paid on 18 September 2014	41	—	—
Final dividend for 2013 of 11.7p paid on 3 June 2014	92	—	—
Interim dividend for 2013 of 5.7p paid on 11 September 2013	—	45	—
Final dividend for 2012 of 10.2p paid on 22 May 2013	—	80	—
Interim dividend for 2012 of 5.0p paid on 4 September 2012	—	—	44
Final dividend for 2011 of 9.7p paid on 7 June 2012	—	—	84

	133	125	128

        A final dividend per equity share of 11.9p has been proposed for 2014 and, subject to shareholder approval, is payable on 27 May 2015. The cost of the proposed dividend would be £83m. The proposed final dividend has not been accrued in these consolidated financial statements.

Notes to the Consolidated Financial Statements (Continued)

12. GOODWILL

(i)
Summary

	2014 £m	2013 £m
Cost
At 1 January	1,235	1,556
Exchange differences	(14)	9
Transfer to assets classified as held for sale	—	(330)

At 31 December	1,221	1,235

Accumulated impairment
At 1 January	(3)	(3)
Exchange differences	—	—

At 31 December	(3)	(3)

Carrying value at 31 December	1,218	1,232

        The carrying value of goodwill at 31 December is allocated to cash generating units or groups of cash generating units (CGUs) as set out below.

	2014 £m	2013 £m
Europe	566	599
US	362	342
Brazil	194	184
Turkey	38	35
Egypt	28	27
Russia	23	38
Mexico	7	7

Total carrying value at 31 December	1,218	1,232

(ii)
Impairment testing

        The recoverable amounts of CGUs or groups of CGUs were determined based on value in use calculations at 31 December 2014. The cash flow projections used in these calculations are based on the Group's financial budget for 2015, as approved by the board in December 2014, and the Group's financial plans in respect of 2016 and 2017. As highlighted in the principal accounting policies, the calculation of value in use requires the use of estimates which, although based on management's best knowledge, may ultimately differ from actual results.

Key assumptions

        The key assumptions for the value in use calculations are:

  (a)
  Discount rates. The pre-tax discount rates used in the value in use calculations are set out in the table below. These discount rates are derived from the Group's pre-tax weighted average

Notes to the Consolidated Financial Statements (Continued)

12. GOODWILL (Continued)

    cost of capital (WACC), as adjusted for the specific risks relating to each region in which the CGUs operate.

	2014%	2013%
Europe	10	10
US	10	10
Brazil	15	16
Turkey	15	17
Egypt	23	27
Russia	19	16
Mexico	13	14

  (b)
  Growth rates. Cash flows beyond the three year planning horizon have been extrapolated using growth rates of 1.6% for Europe (2013: 2.0%), 2.1% for the US (2013: 2.4%), 5.0% for Brazil (2013: 4.8%) and at rates ranging between 3.3% and 6.8% for all other operations' CGUs (2013: 3.3% and 6.8%). The growth rates used do not exceed the long term GDP growth rates relating to each region in which the CGUs operate.

  (c)
  Sales and costs. Forecasts for sales and margins are based on analyses of sales, markets, costs and competitors. Consideration is given to past experience and knowledge of future contracts. Forecasts for aluminium costs are based on forward prices and time projections after taking into account pass through of costs and hedging. Forecasts for other raw materials and energy costs are based on inflation forecasts and supply and demand factors.

Sensitivities

        With respect to all CGUs or groups of CGUs, management considers that no reasonably possible change in any of the key assumptions would cause the recoverable amount of goodwill to fall below carrying value at 31 December 2014.

Notes to the Consolidated Financial Statements (Continued)

13. OTHER INTANGIBLE ASSETS

	Computer software acquired £m	Computer software developed £m	Customer contracts and relationships acquired £m	Other development projects £m	Total £m
Cost
At 1 January 2014	82	9	42	6	139
Exchange differences	—	—	(12)	—	(12)
Additions	6	—	—	—	6
Disposals	(15)	(5)	(13)	—	(33)

At 31 December 2014	73	4	17	6	100

Accumulated amortisation and impairment
At 1 January 2014	(71)	(9)	(22)	(3)	(105)
Exchange differences	—	—	4	—	4
Amortisation for the year	(5)	—	(1)	—	(6)
Disposals	15	5	13	—	33

At 31 December 2014	(61)	(4)	(6)	(3)	(74)

Carrying value at 31 December 2014	12	—	11	3	26

	Computer software acquired £m	Computer software developed £m	Customer contracts and relationships acquired £m	Technology and patents acquired £m	Other development projects £m	Total £m
Cost
At 1 January 2013	92	18	264	90	13	477
Exchange differences	—	1	8	4	(1)	12
Additions	5	—	—	—	—	5
Disposals	(1)	—	—	(4)	(1)	(6)
Transfer from property, plant and equipment	1	—	—	—	—	1
Transfer to assets classified as held for sale	(15)	(10)	(230)	(90)	(5)	(350)

At 31 December 2013	82	9	42	—	6	139

Notes to the Consolidated Financial Statements (Continued)

13. OTHER INTANGIBLE ASSETS (Continued)

	Computer software acquired £m	Computer software developed £m	Customer contracts and relationships acquired £m	Technology and patents acquired £m	Other development projects £m	Total £m
Accumulated amortisation and impairment
At 1 January 2013	(76)	(17)	(83)	(35)	(6)	(217)
Exchange differences	—	(1)	(2)	—	1	(2)
Amortisation for the year	(7)	—	(7)	(3)	—	(17)
Impairment	(2)	—	—	—	—	(2)
Disposals	1	—	—	4	1	6
Transfer to assets classified as held for sale	13	9	70	34	1	127

At 31 December 2013	(71)	(9)	(22)	—	(3)	(105)

Carrying value at 31 December 2013	11	—	20	—	3	34

        Amortisation for the year was £6m (2013: £17m; 2012: £31m). The impairment of £2m in 2013 (2012: £2m) comprised the write off of certain software licences.

14. PROPERTY, PLANT AND EQUIPMENT

	Property £m	Plant and equipment £m	Assets under construction £m	Total £m
Cost
At 1 January 2014	425	1,979	118	2,522
Exchange differences	(15)	(49)	(3)	(67)
Additions	2	22	173	197
Disposals	(2)	(33)	—	(35)
Reclassifications	12	120	(132)	—

At 31 December 2014	422	2,039	156	2,617

Accumulated depreciation and impairment
At 1 January 2014	(137)	(1,128)	—	(1,265)
Exchange differences	5	26	—	31
Depreciation for the year	(14)	(122)	—	(136)
Disposals	2	26	—	28

At 31 December 2014	(144)	(1,198)	—	(1,342)

Carrying value at 31 December 2014	278	841	156	1,275

Notes to the Consolidated Financial Statements (Continued)

14. PROPERTY, PLANT AND EQUIPMENT (Continued)

	Property £m	Plant and equipment £m	Assets under construction £m	Total £m
Cost
At 1 January 2013	494	2,052	227	2,773
Exchange differences	(3)	(15)	3	(15)
Additions	2	43	137	182
Disposals	(1)	(29)	—	(30)
Transfer to other intangible assets	—	(1)	—	(1)
Reclassifications	54	157	(211)	—
Transfer to assets classified as held for sale	(121)	(228)	(38)	(387)

At 31 December 2013	425	1,979	118	2,522

Accumulated depreciation and impairment
At 1 January 2013	(152)	(1,162)	—	(1,314)
Exchange differences	—	4	—	4
Depreciation for the year	(16)	(132)	—	(148)
Reversal of impairment	—	1	—	1
Disposals	1	24	—	25
Reclassifications	(2)	2	—	—
Transfer to assets classified as held for sale	32	135	—	167

At 31 December 2013	(137)	(1,128)	—	(1,265)

Carrying value at 31 December 2013	288	851	118	1,257

        The reversal of impairment of £1m in 2013 was in relation to a previous over impairment of a closed plant.

15. INVESTMENTS IN SUBSIDIARIES

        Rexam is a public limited company, which is listed on the London Stock Exchange and incorporated and domiciled in the UK. The principal subsidiaries, all of which are wholly owned, are shown below. An asterisk indicates that the capital is directly owned by Rexam PLC. Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

15. INVESTMENTS IN SUBSIDIARIES (Continued)

incorporated in the UK are registered in England and Wales. All subsidiaries are included in the consolidated financial statements.

	Country of incorporation	Principal area of operation	Identity of capital held	Nature of business activities
Rexam Beverage Can Company	US	US	Common stock	Beverage cans
Rexam Beverage Can Naro Fominsk LLC	Russia	Russia	Capital stock	Beverage cans
Rexam Beverage Can South America SA	Brazil	South America	Common stock	Beverage cans
Rexam do Brazil Ltda	Brazil	South America	Quotas	Beverage cans
Rexam European Holdings Limited	UK	UK	Ordinary shares	Holding company
Rexam Group Holdings Limited*	UK	UK	Ordinary shares	Holding company
Rexam Holdings AB	Sweden	Continental Europe	Ordinary shares	Holding company
Rexam Inc	US	US	Common stock	Holding company
Rexam Overseas Holdings Limited	UK	UK	Ordinary shares	Holding company
Rexam France SA	France	France	Ordinary shares	Consumer packaging
Rexam Plastic Packaging Inc	US	US	Common stock	Holding company

16. INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

        The principal associate and joint venture are set out below.

	Country of incorporation and area of operation	Issued capital	Group share
Hanil Can Company Limited—associate	South Korea	1.7m shares of 5,000 won each	40%
Envases Universales Rexam de Centroamerica SA—joint venture	Guatemala	378.1m shares of 0.32 quetzal each	50%

Notes to the Consolidated Financial Statements (Continued)

16. INVESTMENTS IN ASSOCIATES AND JOINT VENTURES (Continued)

	Associates £m	Joint ventures £m	Total £m
At 1 January 2013	44	24	68
Exchange differences	—	(1)	(1)
Share of post-tax profits	4	5	9

At 31 December 2013	48	28	76
Exchange differences	2	2	4
Share of post-tax profits	5	5	10
Capital reduction	—	(10)	(10)

At 31 December 2014	55	25	80

        There is £3m of goodwill allocated to the joint venture in Guatemala (2013: £3m).

        At 1 January 2013 and at 31 December 2013, there was an unsecured interest free loan from the joint venture in Guatemala of £3m. This loan was increased to £10m during 2014. The loan was interest free and repayable on demand. In December 2014, a capital reduction took place in the business and as a result the £10m loan was discharged.

        The following two tables set out summary information on all associates and joint ventures on a 100% basis.

	2014 Associates £m	2014 Joint ventures £m	2013 Associates £m	2013 Joint ventures £m
Assets	207	64	189	70
Liabilities	(70)	(15)	(71)	(13)

	2014 Associates £m	2014 Joint ventures £m	2013 Associates £m	2013 Joint ventures £m	2012 Associates £m	2012 Joint ventures £m
Sales	201	89	208	88	184	79
Operating profit	18	12	14	13	13	11
Profit before tax	16	12	13	13	15	11
Profit after tax	13	10	10	10	11	9

Notes to the Consolidated Financial Statements (Continued)

17. INSURANCE BACKED ASSETS

	2014 £m	2013 £m
At 1 January	22	25
Exchange differences	1	—
Payments in respect of pension obligations	(2)	(2)
Actuarial gains/(losses)	4	(1)

	25	22

Non current assets	23	20
Current assets	2	2

At 31 December	25	22

        The Group, through its subsidiary Rexam Inc, has a number of non-qualified defined benefit pension plans in the US. It also has a number of non-qualifying insurance policies (insurance backed assets), whereby those policies pay the benefits to the Group as they fall due, and the Group in turn makes the payments to the eligible beneficiaries of the non-qualified defined benefit pension plans. Although eligible beneficiaries have no vested rights in the insurance policies, the policies cannot be used by the Group, and would revert to the benefit of general creditors in the event of Rexam Inc's bankruptcy. The insurance backed assets are recognised in the consolidated balance sheet at the present value of the matching defined benefit pension obligations and are accounted for in accordance with the Group's accounting policy for retirement benefit obligations.

18. INVENTORIES

	2014 £m	2013 £m
Raw materials, stores and consumables	179	186
Work in progress	2	1
Finished goods	323	279

	504	466

        An analysis of provisions against inventories is set out below.

	2014 £m	2013 £m
At 1 January	(18)	(36)
Exchange differences	1	(1)
Charge for the year	(3)	(4)
Released in the year	—	5
Utilised	1	1
Transfer to assets classified as held for sale	—	17

At 31 December	(19)	(18)

        The charge for the year was £3m (2013: £4m; 2012: £8m). The amount released in the year was £nil (2013: £5m; 2012 £2m).

Notes to the Consolidated Financial Statements (Continued)

19. TRADE AND OTHER RECEIVABLES

	2014 £m	2013 £m
Non current assets
Trade receivables	4	2
Provision for impairment	(2)	(2)

Net trade receivables	2	—

Prepayments	103	93
Taxes	6	8
Pension escrow investment	40	25
Available for sale financial assets	1	1
Other receivables	25	30

	177	157

Current assets
Trade receivables	393	389
Provision for impairment	(2)	(2)
Net trade receivables	391	387
Prepayments	34	38
Taxes	45	34
Other receivables	20	20

	490	479

Total trade and other receivables	667	636

        An analysis of provisions for impairment of trade and other receivables is set out below.

	2014 £m	2013 £m
At 1 January	(4)	(10)
Impairment in the year	(1)	(1)
Released in the year	1	3
Utilised	—	3
Transfer to assets classified as held for sale	—	1

At 31 December	(4)	(4)

        Impairment in the year was £1m (2013: £1m; 2012: £5m). Amounts released in the year were £1m (2013: £3m; 2012: £5m).

Notes to the Consolidated Financial Statements (Continued)

19. TRADE AND OTHER RECEIVABLES (Continued)

        An analysis of total trade and other receivables including those which are past due but not impaired is set out below.

	2014 £m	2013 £m
Not yet due	642	609
Past due less than 3 months	23	24
Between 3 and 6 months	—	1
Between 6 and 12 months	—	1
More than 12 months	2	1

	667	636

        The maximum amount of credit risk with respect to customers is represented by the carrying amount on the balance sheet. Customer credit facilities for new customers must be approved by designated managers at business level or by senior sector management. Credit limits are set with reference to trading history and reports from credit rating agencies. Customer credit facilities are reviewed at the sales order entry stage and at the time of shipment so as not to exceed customer limits. Overdue accounts are regularly reviewed and impairment provisions are created where necessary. As a matter of policy, all outstanding trade balances greater than three months are fully provided except as approved by senior sector management and with due regard to the historical risk profile of the customer. The Group has extremely low historical levels of customer credit defaults, due in part to the large multinational nature of many of its customers and the long term relationships it has with them. There were no major new customers in 2014 where the Group considered there was a risk of significant credit default. There are no trade and other receivables that would otherwise be past due or impaired whose terms have been renegotiated.

        The carrying amounts of total trade and other receivables are denominated in the following currencies.

	2014 £m	2013 £m
Brazilian real	197	191
Euro	189	187
US dollar	160	130
Other	121	128

	667	636

        Available for sale financial assets comprise investments of £1m (2013: £1m) and are denominated in euros.

Notes to the Consolidated Financial Statements (Continued)

20. CASH AND CASH EQUIVALENTS

	2014 £m	2013 £m
Cash at bank and in hand	116	66
Short term bank and money market deposits	172	145

	288	211

        The carrying amounts of cash and cash equivalents are denominated in the following currencies.

	2014 £m	2013 £m
US dollar	120	57
Brazilian real	69	61
Egyptian pound	45	8
Sterling	18	63
Euro	17	12
Other	19	10

	288	211

21. TRADE AND OTHER PAYABLES

	2014 £m	2013 £m
Current liabilities
Trade payables	(564)	(457)
Social security and other taxes	(50)	(52)
Accrued expenses	(149)	(144)
Loan from joint venture	—	(3)
Other payables	(43)	(46)

	(806)	(702)

Non current liabilities
Accrued expenses	(36)	(57)
Other payables	(28)	(32)

	(64)	(89)

Total trade and other payables	(870)	(791)

Notes to the Consolidated Financial Statements (Continued)

21. TRADE AND OTHER PAYABLES (Continued)

        The carrying amounts of total trade and other payables are denominated in the following currencies.

	2014 £m	2013 £m
US dollar	(432)	(358)
Euro	(207)	(223)
Brazilian real	(147)	(130)
Sterling	(47)	(29)
Other	(37)	(51)

	(870)	(791)

22. BORROWINGS

	2014 £m	2013 £m
Current liabilities
Bank overdrafts	(17)	(20)
Bank loans	(255)	(258)
US private placements	(1)	(1)
Subordinated bond	(19)	(20)

	(292)	(299)

Non current liabilities
Bank loans	2	(22)
US private placements	(480)	(456)
Subordinated bond	(646)	(703)

	(1,124)	(1,181)

Total borrowings	(1,416)	(1,480)

        The Group has a range of bank facilities maturing from 2015 to 2018. These facilities may generally be drawn in a range of freely available currencies and are at floating rates of interest. In addition, the Group has a subordinated bond and US private placements in issue. The subordinated bond is denominated in euros with a maturity in 2067. It was issued at a fixed rate of interest and has been partially swapped into US dollar floating rates of interest until 2017 through the use of cross currency interest rate derivatives. The US private placements total $720m and €25m. They are at fixed rates of interest with $545m and €25m maturing in 2022 and $175m maturing in 2024.

        The carrying amounts of total borrowings are denominated in the following currencies.

	2014 £m	2013 £m
Euro	(681)	(742)
US dollar	(485)	(434)
Sterling	(246)	(266)
Other	(4)	(38)

	(1,416)	(1,480)

Notes to the Consolidated Financial Statements (Continued)

23. NET BORROWINGS

	2014 £m	2013 £m
Cash and cash equivalents	288	211
Bank overdrafts	(17)	(20)
Bank loans	(253)	(280)
US private placements	(481)	(457)
Subordinated bond	(665)	(723)
Financing derivatives	30	98

	(1,098)	(1,171)

	2014 £m	2013 £m
At 1 January	(1,171)	(781)
Exchange differences	(47)	—
Disposal of businesses	80	—
Increase/(decrease) in cash and cash equivalents	84	(1,075)
Proceeds from borrowings	(68)	(349)
Repayment of borrowings(1)	12	1,050
Fair value and other changes	12	(16)

At 31 December	(1,098)	(1,171)

(1)
As described in Note 1 "Principal accounting policies", the classification of the settlement of a government incentive in Brazil for indirect taxes has been revised.

        Repayment of borrowings in 2014 comprises the repayment of bank loans of £12m. Proceeds from borrowings in 2014 comprise settlement of inter-company debt on the disposal of Healthcare. Repayment of borrowings for 2013 comprised the repayment of the €700m medium term notes for £549m, the $550m US public bond for £360m and the $220m US private placement for £141m. Proceeds from borrowings in 2013 comprised the remaining $150m drawdown of the $720m US private placement for £92m, an increase in bank loans of £254m and settlement of financing derivatives of £3m.

        Net borrowings are reconciled to the consolidated balance sheet as set out below.

	2014 £m	2013 £m
Total derivative financial instruments (net)	2	61
Derivatives not included in net borrowings	28	37

Financing derivatives included in net borrowings	30	98
Cash and cash equivalents	288	211
Borrowings included in current liabilities	(292)	(299)
Borrowings included in non current liabilities	(1,124)	(1,181)

	(1,098)	(1,171)

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS

(i)
Carrying amount and fair value of financial assets and liabilities

	Derivatives used for hedging £m	Derivatives not used for hedging £m	Loans and receivables £m	Available for sale assets £m	Other financial liabilities £m	Total carrying amount £m	Total fair value £m
At 31 December 2014
Financial assets
Cash and cash equivalents	—	—	288	—	—	288	288
Trade and other receivables(1)	—	—	478	—	—	478	478
Available for sale financial assets	—	—	—	1	—	1	1
Derivatives	136	69	—	—	—	205	205
Financial liabilities
Trade and other payables(2)	—	—	—	—	(820)	(820)	(820)
Bank overdrafts	—	—	—	—	(17)	(17)	(17)
Bank loans	—	—	—	—	(253)	(253)	(253)
US private placements	—	—	—	—	(481)	(481)	(513)
Subordinated bond	—	—	—	—	(665)	(665)	(608)
Derivatives	(31)	(172)	—	—	—	(203)	(203)

	105	(103)	766	1	(2,236)	(1,467)	(1,442)

At 31 December 2013
Financial assets
Cash and cash equivalents	—	—	211	—	—	211	211
Trade and other receivables(1)	—	—	462	—	—	462	462
Available for sale financial assets	—	—	—	1	—	1	1
Derivatives	165	77	—	—	—	242	242
Financial liabilities
Trade and other payables(2)	—	—	—	—	(739)	(739)	(739)
Bank overdrafts	—	—	—	—	(20)	(20)	(20)
Bank loans	—	—	—	—	(280)	(280)	(280)
US private placements	—	—	—	—	(457)	(457)	(462)
Subordinated bond	—	—	—	—	(723)	(723)	(692)
Derivatives	(8)	(173)	—	—	—	(181)	(181)

	157	(96)	673	1	(2,219)	(1,484)	(1,458)

(1)
Excludes prepayments and taxes.

(2)
Excludes social security and other taxes.

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

        Market values have been used to determine the fair values of available for sale financial assets, bank overdrafts and floating rate bank loans. The carrying values of trade and other receivables and trade and other payables are assumed to approximate to their fair values due to their short term nature. The fair value of the subordinated bond has been determined by reference to quoted market prices at the close of business on 31 December. The fair value of the US private placements has been approximated using the market value of similar instruments with similar parameters issued around the same time. The fair values of interest rate swaps, cross currency swaps and fixed rate loans have been determined by discounting cash flows at prevailing interest rates. The fair value of forward foreign exchange contracts has been determined by marking those contracts to market against prevailing forward foreign exchange rates. The fair value of forward commodity contracts has been determined by marking those contracts to market at prevailing forward prices.

        The subordinated bond is categorised as level 1 in the fair value measurement table, as a quoted market price has been used to determine its fair value. All other financial instruments in the above tables are categorised as level 2 in the fair value measurement hierarchy, whereby the fair value is determined by using valuation techniques. The valuation techniques for level 2 instruments use observable market data where it is available and rely less on estimates. At 31 December 2013, the Healthcare assets and liabilities classified as held for sale were written down to their fair value less costs to sell. This was a non recurring fair value. At 31 December 2013, Rexam had announced the proposed sale of the pharmaceutical devices and prescription retail packaging divisions of Healthcare for $805m. These two divisions were measured using observable inputs, being the externally reported price for the business, and are therefore within level 2 of the fair value hierarchy. The remaining closures and containers division of Healthcare at 31 December 2013 was measured based on unobservable inputs, being a combination of bids from market participants and financial forecasts developed internally, and was therefore wholly within level 3 of the fair value hierarchy.

(ii)
Financial risk management

        The Group bases its financial risk management on sound economic objectives and good corporate practice. Group treasury operations are carried out under policies and parameters approved by the Rexam board.

(a) Market risk: currencies

        Currency risks arise from the multi-currency cash flows within the Group. These risks arise from exchange rate fluctuations relating to the translation of balance sheet items of foreign subsidiaries (translation risk) and from currency flows from sales and purchases (transaction risk).

        Although the Group does not directly hedge translation risk it does mitigate the impact by borrowing a proportion of debt, either directly or through the use of cross currency swaps and forward foreign exchange contracts, in currencies which match or are correlated to the currencies of the overseas businesses. This approach also provides some protection against the foreign exchange translation of overseas earnings as it matches the currency of earnings to the currency of the interest expense. These amounts are included in the consolidated financial statements by translation into sterling at the balance sheet date and, where hedge accounted, offset in equity against the translation movement in net assets. Some cross currency swaps used to manage the Group's currency exposures, whilst economically effective, are ineligible for hedge accounting treatment.

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

        The policy regarding transaction risk is to hedge the reported net transaction exposure in full less an allowance for variability in forecasting. This is generally achieved through the use of forward foreign exchange contracts with amounts hedged being based on the reporting from individual Group businesses. None of the foreign exchange derivative instruments at 31 December 2014 related to derivative trading activity, although some fair value gains and losses were taken to the consolidated income statement because IAS39 hedge accounting treatment was not applied. Foreign exchange derivative instruments are used for hedging general business exposures in foreign currencies such as the purchase and sale of goods, capital expenditure and dividend flows.

        Transactional foreign exchange risks are hedged by Group treasury unless it is a legal requirement in the country where the foreign exchange risk arises that hedging is carried out locally. In the latter case, hedging is carried out by the individual responsible for treasury within the local business, but still operating within the overall Group policy on foreign exchange management.

        The currency denomination of borrowings at 31 December 2014 was 58% in US dollars and 42% in euros (2013: 68% US dollars, 32% euros).

        In response to the instabilities in certain currency markets, Rexam uses its Treasury Risk Committee comprising members from Group treasury, Group enterprise risk management and relevant businesses to identify key exposures, discuss and monitor developments and develop appropriate mitigation actions.

(b) Market risk: interest rates

        Changes in interest rates on interest bearing receivables and floating rate debt in different currencies create interest rate risk. The objective of the Group's interest rate risk management is to manage its exposure to the impact of changes in interest rates in the currencies in which debt is borrowed. Group policy is normally to keep between 35% and 85% of interest on borrowings at fixed rates although approval may be sought for higher percentages of fixed rate debt. Interest rate risk is managed through the issue of fixed rate debt and through the use of interest rate derivatives that are used to manage the overall fixed to floating mix of debt, which was 90% fixed and 10% floating at 31 December 2014 (2013: 89% and 11%). Group treasury operates within a broad framework in respect of the mix of fixed and floating rate debt, as the optimum blend will vary depending on the mix of currencies and the Group's view of the debt markets at any point in time.

        Cash at bank earns interest at floating rates based on bank deposit rates in the relevant currency. Short term deposits are usually made for periods varying between one day and three months depending on the immediate cash requirements of the Group and earn interest at the respective short term deposit rates. Other floating rate financial instruments are at the appropriate LIBOR interest rates as adjusted by variable margins. Interest on floating rate financial instruments is repriced at intervals of less than one year. Interest on fixed rate financial instruments is fixed until maturity of the instrument.

        Some interest rate swaps used to manage the Group's fixed to floating debt mix, whilst economically effective, are ineligible for hedge accounting treatment. Fair value gains and losses on these hedges are recognised in the consolidated income statement.

        In 2014, there was a loss of £1m (2013: £1m; 2012: £20m) on fair value changes on financing derivatives, disclosed separately within Note 7 Interest.

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

(c) Market risk: commodity prices

        Changes in the market price of commodities used by the Group create commodity risk. Group policy is to manage these risks through both its supply chain management and through use of financial derivatives. Where financial derivatives are used, the Group uses mainly over the counter instruments transacted with banks, which are themselves priced through a recognised commodity exchange, such as the London Metal Exchange. The Group manages the purchase of certain raw materials, including aluminium, iron ore, gas and diesel through physical supply contracts which, in the main, relate directly to commodity price indices. With regard to aluminium, which represents the Group's largest commodity exposure, the policy is to eliminate as far as possible any market price variability through hedging in tandem with contractual commitments to customers. Where Rexam assumes the aluminium price risk on customer contracts, it has defined a risk appetite with a predetermined aggregate consolidated income statement limit arising from any related aluminium hedging activities. Its position against this limit is monitored and reported on a monthly basis. For other commodities, the policy is to follow an incremental hedge approach over a period of up to three years in order to manage the price year on year and limit uncertainty. None of the commodity derivative financial instruments at 31 December 2014 related to derivative trading activity, although fair value gains and losses were taken to the consolidated income statement because hedge accounting was not applied or hedges were ineffective. The commodity hedges mainly relate to contracted and expected future purchases of aluminium, but also include iron ore, gas and diesel.

(d) Market risk: sensitivities

        A sensitivity analysis for financial assets and liabilities affected by market risk is set out below. Each risk is analysed separately and shows the sensitivity of financial assets and liabilities when a certain risk is changed. The sensitivity analysis has been performed on balances at 31 December each year. The rates used are based on historical trends and, where relevant, projected forecasts.

        Key methods and assumptions made when performing the sensitivity analysis (net of hedging):

  (a)
  For the floating rate element of interest rate swaps and borrowings, the sensitivity calculation is performed based on the floating rates at 31 December each year.

  (b)
  The translation impact of overseas subsidiaries into sterling is not included in the sensitivity analysis.

  (c)
  The sensitivity analysis ignores any tax implications.

Currencies

        The foreign exchange rate sensitivity analysis set out in the table below is based on foreign currency positions, other than each Group entity's own functional currency, on the balance sheet at 31 December. The analysis includes only risks arising from financial instruments and gives the

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

estimated impact on profit before tax and equity of a 10% increase and decrease in exchange rates between currency pairs with significant currency positions.

	Increase %	Impact on profit before tax £m	Impact on equity £m	Decrease %	Impact on profit before tax £m	Impact on equity £m
At 31 December 2014
Sterling/US dollar	10	2	34	(10)	(3)	(42)
Sterling/euro	10	(1)	37	(10)	13	(46)
Euro/US dollar	10	(4)	(19)	(10)	4	17
Rouble/US dollar	10	(3)	(6)	(10)	3	6

At 31 December 2013
Sterling/US dollar	10	(4)	14	(10)	5	(17)
Sterling/euro	10	—	16	(10)	8	(20)
Euro/US dollar	10	(1)	(19)	(10)	—	20
Rouble/US dollar	10	(5)	(5)	(10)	5	5

        The impact of currency risk on net investment hedges is offset by the translation of overseas subsidiaries on consolidation.

        The net impact of currency translation resulted in sales and profit from continuing operations (reducing)/increasing as set out below.

	2014 Sales £m	2014 Operating profit £m	2013 Sales £m	2013 Operating profit £m	2012 Sales £m	2012 Operating profit £m
US dollar	(123)	(15)	42	5	15	2
Euro	(42)	(5)	37	5	(70)	(13)
Russian rouble	(54)	(16)	(4)	(1)	(13)	(3)
Other currencies	(35)	(3)	3	(1)	(9)	—

	(254)	(39)	78	8	(77)	(14)

Interest rates

        At 31 December 2014, if the US dollar interest rate were increased by 1% with all other variables held constant, profit before tax would not change (2013: increase by £7m; 2012: increase by £15m) as a result of US dollar denominated floating rate debt and interest rate and cross currency derivatives. If euro and sterling interest rates were increased by 1% with all other variables held constant, profit before tax would increase by £3m (2013: £nil; 2012: £7m) as a result of floating debt being swapped into fixed rate debt. A reduction in interest rates would not have a significant effect on profit before tax. There was no significant interest rate risk relating to equity in either year.

Commodity prices

        At 31 December 2014 and at 31 December 2013 the Group had aluminium commodity contracts that were ineffective from an accounting perspective resulting in fair value movements from the date of

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

the last effective test being recognised in the consolidated income statement. With respect to ineffective aluminium commodity contracts, if the aluminium price was increased or decreased by 10% with all other variables held constant, profit before tax would increase or decrease by £20m (2013: £31m; 2012: £34m). With respect to cash flow hedged aluminium commodity contracts, if the aluminium price was increased or decreased by 10% with all other variables held constant, equity would increase or decrease by £2m (2013: £nil; 2012: £nil).

Equity prices

        The Group is not subject to any significant equity price risk.

(e) Liquidity risk

        An analysis of undiscounted contractual maturities for non derivative financial liabilities, derivative financial instruments and undrawn committed debt facilities is set out below.

	Within 1 year £m	1 to 2 years £m	2 to 5 years £m	More than 5 years £m	Total contractual amount £m
At 31 December 2014
Non derivative financial liabilities
Trade and other payables	(756)	(14)	(32)	(18)	(820)
Bank overdrafts	(17)	—	—	—	(17)
Bank loans	(255)	—	2	—	(253)
US private placements	(20)	(20)	(61)	(552)	(653)
Subordinated bond	(40)	(40)	(87)	(1,774)	(1,941)
Derivative financial instruments
Derivative contracts—settled gross payments	(422)	(62)	(1,360)	—	(1,844)
Derivative contracts—settled gross receipts	744	119	1,345	—	2,208
Derivative contracts—net settlements	(5)	(2)	—	—	(7)
Commodity contracts	(13)	(3)	—	—	(16)
Undrawn committed debt facilities	—	10	807	—	817

At 31 December 2013
Non derivative financial liabilities
Trade and other payables	(650)	(17)	(38)	(34)	(739)
Bank overdrafts	(20)	—	—	—	(20)
Bank loans	(258)	—	—	(22)	(280)
US private placements	(19)	(19)	(58)	(544)	(640)
Subordinated bond	(42)	(42)	(102)	(2,324)	(2,510)
Derivative financial instruments
Derivative contracts—settled gross payments	(942)	(112)	(1,402)	—	(2,456)
Derivative contracts—settled gross receipts	966	134	1,453	—	2,553
Derivative contracts—net settlements	(3)	(2)	—	—	(5)
Commodity contracts	(23)	(3)	—	—	(26)
Undrawn committed debt facilities	—	—	817	—	817

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

        The subordinated bond has a maturity in 2067 and Rexam has an option to redeem it at par in 2017. The above table assumes that the bond will be redeemed at maturity, which is Rexam's current expectation.

        The Group monitors its liquidity to maintain a sufficient level of undrawn committed debt facilities, thereby ensuring financial flexibility. At 31 December 2014, Rexam had £817m of undrawn committed debt facilities available (2013: £817m).

        The Group mitigates refinancing risk by raising its debt requirements from a range of different sources. At 31 December, the range of maturity dates arising on committed debt facilities is set out below.

Maturity date	2014 £m	2013 £m
2014	—	250
2015	250	—
2016	10	10
2018	807	807
2022	369	351
2024	112	106
2067	634	621

	2,182	2,145

        Subsequent to 31 December 2014, the maturity with respect to the £807m of facilities maturing in 2018 has been extended up to 22 December 2019, with an option for Group to extend further up to 22 December 2021.

(f) Credit risk

        The maximum credit risk exposure of the Group's financial assets at 31 December is represented by the amounts reported under the corresponding balance sheet headings. There are no significant concentrations of credit risk associated with financial instruments of the Group. Credit risk arises from exposures to external counterparties. In order to manage this risk, the Group has strict credit control quality measures that are applied to counterparty institutions and also limits on maximum exposure levels to any one counterparty.

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

        To manage credit risk, the maximum limits for bank exposures held under Group policy are set out in the table below by individual counterparty credit rating category. These limits are used when making investments and for the use of derivative instruments. The table also sets out the Group's financial asset exposure at 31 December for each counterparty credit rating category.

Credit rating	2014 Individual counterparty limit £m	2014 Cash and cash equivalents £m	2014 Derivatives £m	2014 Total £m	2013 Individual counterparty limit £m	2013 Cash and cash equivalents £m	2013 Derivatives £m	2013 Total £m
AA–	35 to 175	8	—	8	35 to 175	4	—	4
A+	28 to 140	71	81	152	28 to 140	66	98	164
A	28 to 140	76	34	110	28 to 140	67	39	106
A–	28 to 140	79	90	169	28 to 140	43	43	86
BBB+ and below	10 to 105	54	—	54	10 to 105	31	62	93

		288	205	493		211	242	453

        See note 19 for information on credit risk with respect to customers.

(g) Capital risk management

        The Group's objective is to minimise its cost of capital by optimising the efficiency of its capital structure, being the balance between equity and debt. The Group views its ordinary share capital as equity. This objective is always subject to an overriding principle that capital must be managed to ensure the Group's ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders. The Group is able to adjust its capital structure through the issue or redemption of either debt or equity and by adjustment to the dividend paid to equity holders. The Group uses a range of financial metrics to monitor the efficiency of its capital structure, including its weighted average cost of capital and net debt to EBITDA and ensures that its capital structure provides sufficient financial strength to allow it to secure access to debt finance at reasonable cost.

        At 31 December 2014, the Group's net debt to EBITDA for financial covenant purposes was 1.4 times (2013: 1.5 times). The Group aims to keep this ratio below 2.5 times. For this purpose, net debt is broadly net borrowings adjusted to exclude interest accruals, certain derivative financial instruments and an equity portion of the subordinated bond and reflects non sterling amounts at average exchange rates. EBITDA is operating profit adjusted for exceptional items, amortisation of certain acquired intangible assets, and fair value changes on certain operating derivatives after adding back depreciation and amortisation of computer software and adjusted where appropriate to include acquisitions on a pro forma basis and exclude disposed businesses.

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

(iii)
Derivative financial instruments

        The net fair values of the Group's derivative financial instruments designated as fair value or cash flow hedges and those not designated as hedging instruments are set out below.

	2014 Assets £m	2014 Liabilities £m	2014 Total £m	2013 Assets £m	2013 Liabilities £m	2013 Total £m
Fair value hedges
Cross currency swaps	121	—	121	164	—	164

Cash flow hedges
Aluminium commodity contracts	1	(4)	(3)	—	—	—
Gas commodity contracts	—	(1)	(1)	—	—	—
Forward foreign exchange contracts	14	(26)	(12)	1	(8)	(7)

	15	(31)	(16)	1	(8)	(7)

Total hedge accounted	136	(31)	105	165	(8)	157

Not hedge accounted
Aluminium commodity contracts	3	(12)	(9)	3	(31)	(28)
Diesel commodity contracts	—	(1)	(1)	—	—	—
Cross currency swaps	59	(149)	(90)	70	(129)	(59)
Interest rate swaps	—	(6)	(6)	—	(8)	(8)
Forward foreign exchange contracts	7	(4)	3	4	(5)	(1)

Total not hedge accounted	69	(172)	(103)	77	(173)	(96)

Total net fair value of derivative financial instruments	205	(203)	2	242	(181)	61

        For derivatives subject to enforceable master netting arrangements above, each agreement between the Group and the counterparty allows for net settlement of the relevant derivatives when both elect to settle on a net basis. In the absence of such an election, derivatives will be settled on a gross basis. However, each party to the master netting agreement will have the option to settle all such amounts on an offset basis in the event of default of the other party.

Fair value hedges

        At 31 December 2014 and 31 December 2013, the Group has designated cross currency swaps as fair value hedges whereby interest is receivable at fixed interest rates of 6.75% and payable at floating rates. These swaps, which mature in 2017, hedge changes in the fair value of the euro subordinated bond which matures in 2067. Net ineffectiveness gains of £4m were included in interest in 2014 (2013: gains of £2m; 2012: losses of £19m).

Cash flow hedges

        At 31 December 2014, the Group has designated forward foreign exchange contracts, some aluminium commodity contracts and gas commodity contracts as cash flow hedges. The forward foreign exchange contracts hedge foreign currency transaction risk and mature between 2015 and 2017. The

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

aluminium and gas commodity contracts hedge future anticipated purchases of aluminium and gas, respectively, and mature between 2015 and 2016.

Not hedge accounted

        The Group also has aluminium commodity contracts which were ineffective from an accounting perspective and all fair value movements are recognised in the consolidated income statement. These hedges mature between 2015 and 2017. In addition other derivatives may not qualify for hedge accounting, or are specifically not designated as a hedge where natural offset is more appropriate.

Net investment hedges

        An analysis of the Group's financial instruments designated as net investment hedges with respect to its subsidiaries, principally in the eurozone and the US, is set out below.

	Subordinated bond £m	Financing derivatives £m	Medium term notes £m	US public bond £m	Private placements £m	Total £m
At 1 January 2013	—	—	(272)	(401)	—	(673)
Decrease/(increase) in designations	(201)	(11)	288	414	(173)	317
Exchange differences recognised in equity	7	2	(16)	(13)	19	(1)

At 31 December 2013	(194)	(9)	—	—	(154)	(357)
Increase in designations	—	(244)	—	—	(216)	(460)
Exchange differences recognised in equity	12	7	—	—	(24)	(5)
Disposal of businesses	2	—	—	—	—	2

At 31 December 2014	(180)	(246)	—	—	(394)	(820)

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

        An analysis of the notional amounts and maturity dates for derivative financial instruments is set out below.

	Currency	Maturity date	2014 Notional amounts £m	2013 Notional amounts £m
Fair value hedges
Cross currency swaps	Euro	2017	410	438
Cross currency swaps	Sterling	2017	(354)	(354)
Cash flow hedges
Forward foreign exchange contracts	US dollar	2015 to 2017	142	163
Forward foreign exchange contracts	Euro	2015	16	—
Forward foreign exchange contracts	Sterling	2015	(36)	(30)
Forward foreign exchange contracts	Swiss franc	2015	1	—
Aluminium commodity contracts	US dollar	2015 to 2016	62	—
Gas commodity contracts	US dollar	2015 to 2016	5	4
Not hedge accounted
Cross currency swaps	Sterling	2017	354	354
Cross currency swaps	US dollar	2017	(452)	(427)
Cross currency swaps	Euro	2017	(7)	(7)
Interest rate swaps	US dollar	2015 to 2017	753	409
Interest rate swaps	Euro	2015 to 2017	234	167
Forward foreign exchange contracts	US dollar	2015 to 2016	271	360
Forward foreign exchange contracts	Euro	2015	(137)	182
Forward foreign exchange contracts	Sterling	2015	8	6
Aluminium commodity contracts	US dollar	2015 to 2017	197	472
Aluminium premium contracts	US dollar	2015	9	—
Iron ore commodity contracts	US dollar	2015	2	3
Diesel commodity contracts	US dollar	2015 to 2016	10	5
Net investment hedges
Forward foreign exchange contracts	Euro	2015	(246)	(9)

        For forward foreign exchange contracts, there are other currencies traded which have been excluded as the fair values for these contracts were immaterial.

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS

(i)
Summary

	2014 £m	2013 £m
Defined benefit pension plans (note ii)	(277)	(307)
Other retirement benefit obligations (note iii)	(10)	(12)
Retiree medical (note iv)	(106)	(98)

Gross retirement benefit obligations	(393)	(417)
Tax	135	129

Net retirement benefit obligations	(258)	(288)

(ii)
Defined benefit pension plans

        The Group sponsors various defined benefit pension plans, the largest being the funded plans in the UK and the US. There are also unfunded defined benefit plans in the US, Sweden and Germany and a funded defined benefit plan in Ireland.

UK defined benefit plan

        The UK defined benefit plan is based on revalued career average earnings for members. It is governed by a board of trustees which is responsible for the management, administration, funding and investment strategy. The plan was closed to new entrants in 2011. The duration of the plan's liabilities is approximately 20 years.

        The trustees are drawn partly from nominees of Rexam PLC, which also appoint the chairman, and partly from the plan's membership, as member nominated trustees. It is Rexam's expectation that the composition of the trustees will remain at 50% member nominated, excluding the chairman of the trustees.

        The plan is subject to a statutory funding objective, as set out in UK pensions legislation. The trustees must obtain regular actuarial valuations to check whether the statutory funding objective is met, and whether a recovery plan is needed to restore funding to the level of the technical provisions. A full actuarial valuation by a qualified actuary was carried out as at 31 March 2014. The preliminary results of that valuation have been used to calculate the liabilities on an accounting basis as at 31 December 2014. The results are currently in the process of being finalised by the trustees and Rexam. The next full actuarial valuation will be carried out no later than 31 March 2017. In 2012 the trustees agreed a six year escrow investment with contributions of £10m in 2012 and £15m for each of the following five years. At each subsequent valuation date, the assets in escrow will either be allocated to the plan, to Rexam PLC or remain in escrow depending on the funding position of the plan. If there is a change of control with a subsequent material decline in Rexam's credit rating or a material deterioration in Rexam's financial covenant, the escrow would be paid into the plan. An extension to the escrow arrangement beyond 2017 is currently being discussed alongside the 2014 actuarial valuation results. On an accounting basis at 31 December 2014 the plan was 104% funded (2013: 99%).

        In 2009, Rexam PLC entered into a security agreement with the trustees, granting the plan a charge over the UK beverage can facilities and machinery at Milton Keynes and Wakefield which is enforceable up to 31 December 2017 in the event of a contribution default or a material decline in Rexam's financial covenant.

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS (Continued)

        Investment strategy is the responsibility of the trustees, with implementation powers delegated to an investment committee. This investment committee includes employer representatives. A strategy has been agreed to reduce the mismatch between the assets and liabilities, with planned regular switches from growth assets into bonds. The switches may be accelerated under certain market conditions and triggers apply based on both funding level and market indices. Hedging covering 80% of interest rate risk and 80% of inflation risk is currently in place.

        The plan has been gender equalised following the European 'Barber' equalisation regulations in 1990, although Guaranteed Minimum Pensions (GMPs) held in the plan in respect of members contracted out of the State Earnings Related Pension Scheme between 1978 and 1997 have not themselves been equalised, as the UK government is yet to confirm how GMP equalisation is to be achieved.

US defined benefit plan

        The US defined benefit plan is based on final average pay or flat dollar benefits to union and non union hourly members. Benefits were frozen for salaried members in 2006. The duration of the plan's liabilities is approximately 10 years.

        Plan oversight is provided by the US pension and benefits committee and the US investment committee, which are responsible for its management, administration, funding and investment strategy. Both committees consist entirely of employees of the Group, nominated by Rexam Inc, a subsidiary of Rexam PLC.

        A full actuarial valuation by a qualified actuary is carried out annually, the latest being as at 1 January 2014. This valuation determines the plan's funding ratio and calculates the minimum required contributions for the year ahead based on US government requirements. The minimum contributions reflect the normal cost for benefits expected to be earned in the upcoming year, expected plan expenses including premiums to the Pension Benefit Guaranty Corporation, and additional contributions required to bring plan funding to 100%, typically over a seven year period. The calculations reflect the fair value of plan assets and actuarial liabilities based on government prescribed discount rates and mortality assumptions. At 1 January 2014, the ratio of plan assets to actuarial liabilities on the government funding basis equalled 103% (2013: 107%). The minimum required contributions for the 2014 plan year were $14.5m (2013: $nil). In 2014, $50m was paid into the plan (2013: $50m) and it is expected that this level of funding will continue in the medium term. On an accounting basis at 31 December 2014 the plan was 81% funded (2013: 83%).

        The US investment committee has been designated by Rexam Inc as a named fiduciary of the trust assets. It adopted a strategy to minimise funded status volatility by matching at least 90% of the movement in the plan liabilities due to interest rate and credit spread fluctuations while generating returns consistent with the liability growth rate. As part of the strategy, in 2014 the plan achieved a 15% equity exposure (2013: 15%), mainly through derivatives. The multiple fixed income managers employed by the investment committee invest predominantly in corporate and government bonds as their primary objective is to avoid securities that will be downgraded or will default, with a secondary objective of outperforming their mutually agreed benchmarks.

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS (Continued)

Other defined benefit plans

        The Group also operates unfunded plans in the US, Sweden and Germany and a funded plan in Ireland. Their legal status and control varies depending on the conditions and practices in the countries concerned. At 31 December 2014, the net liability of all these plans on an accounting basis was £111m (2013: £91m).

        The past service credit of £2m in 2013 was in respect of the Irish plan and resulted from conversion from a final salary to a career average plan.

Risk management

        The Group's retirement benefit risk management for defined benefit pension plans is overseen by the Rexam retirement benefits committee. This committee manages pension deficit volatility on the balance sheet and general risks within the plans, including equity, interest rate and inflation risk. In general, trustees or similar bodies manage the defined benefit plans and set the required contribution rates based on independent actuarial advice in accordance with local regulations. The Group seeks to actively mitigate the risks associated with its plans. The Group seeks a good working relationship with the trustees through regular meetings and pension matters are regularly reported to the Rexam Board. The trustees cannot unilaterally wind up the plans nor do they have unilateral power to demand contributions or set contribution rates without employer consent. There are no significant risks of immediate debt payments to the plans and there is no self investment.

        There is a risk that changes in discount rates, price inflation, asset returns or mortality assumptions could lead to a material deficit. Given the long term time horizon of the pension plan cash flows, the assumptions used are uncertain. The assumptions can also be volatile from year to year due to changes in investment market conditions. A higher pension deficit could directly impact the Group's equity valuation, credit rating and may lead to additional funding requirements in future years. Any deficit relative to the actuarial liability for funding purposes, which may differ from the funding position on an accounting basis, will generally be financed over a period that ensures the contributions are reasonably

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS (Continued)

affordable to Rexam PLC and in line with local regulations. Contingent contribution payment commitments from the escrow account may also become more likely.

	UK £m	US £m	Other £m	Total £m
Charge in the consolidated income statement
2014
Service cost—continuing operations	(8)	(5)	(1)	(14)
Plan administration expenses	(3)	(5)	—	(8)
Net interest cost	—	(10)	(2)	(12)

	(11)	(20)	(3)	(34)

2013
Service cost—continuing operations	(9)	(6)	(1)	(16)
Service cost—discontinued operations	—	(1)	—	(1)
Past service credit—continuing operations	—	—	2	2
Plan administration expenses	(3)	(4)	—	(7)
Net interest cost	(1)	(11)	—	(12)

	(13)	(22)	1	(34)

2012
Service cost—continuing operations	(8)	(5)	(1)	(14)
Service cost—discontinued operations	—	(1)	—	(1)
Plan administration expenses	(3)	(4)	—	(7)
Net interest cost	—	(13)	(2)	(15)

	(11)	(23)	(3)	(37)

	UK 2014 £m	US 2014 £m	Other 2014 £m	Total 2014 £m	UK 2013 £m	US 2013 £m	Other 2013 £m	Total 2013 £m
Amounts recognised in the consolidated balance sheet
Fair value of plan assets	2,154	1,108	21	3,283	1,893	987	19	2,899
Present value of funded obligations	(2,065)	(1,363)	(33)	(3,461)	(1,903)	(1,193)	(24)	(3,120)

Funded defined benefit pension plans	89	(255)	(12)	(178)	(10)	(206)	(5)	(221)
Present value of unfunded obligations	—	(51)	(48)	(99)	—	(45)	(41)	(86)

Net asset/(liability)	89	(306)	(60)	(277)	(10)	(251)	(46)	(307)

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS (Continued)

	UK 2014 £m	US 2014 £m	Other 2014 £m	Total 2014 £m	UK 2013 £m	US 2013 £m	Other 2013 £m	Total 2013 £m
Changes in the fair value of plan assets
At 1 January	1,893	987	19	2,899	1,834	1,092	15	2,941
Exchange differences	—	60	(1)	59	—	(14)	(1)	(15)
Plan administration expenses	(3)	(5)	—	(8)	(3)	(4)	—	(7)
Interest on plan assets	84	41	—	125	79	36	2	117
Actuarial changes arising on plan assets	245	83	2	330	43	(58)	1	(14)
Employer contributions	7	30	1	38	8	32	2	42
Plan participant contributions	2	—	—	2	2	—	—	2
Benefits paid	(74)	(88)	—	(162)	(70)	(97)	—	(167)

At 31 December	2,154	1,108	21	3,283	1,893	987	19	2,899

	UK 2014 £m	US 2014 £m	Other 2014 £m	Total 2014 £m	UK 2013 £m	US 2013 £m	Other 2013 £m	Total 2013 £m
Changes in the present value of defined benefit pension obligations
At 1 January	(1,903)	(1,238)	(65)	(3,206)	(1,854)	(1,415)	(65)	(3,334)
Exchange differences	—	(77)	6	(71)	—	17	(1)	16
Current service cost—continuing operations	(8)	(5)	(1)	(14)	(9)	(6)	(1)	(16)
Current service cost—discontinued operations	—	—	—	—	—	(1)	—	(1)
Past service credit	—	—	—	—	—	—	2	2
Interest on plan liabilities	(84)	(51)	(2)	(137)	(80)	(47)	(2)	(129)
Actuarial changes arising from financial assumptions	(222)	(86)	(21)	(329)	(28)	137	1	110
Actuarial changes arising from demographic assumptions	—	(39)	—	(39)	—	(20)	—	(20)
Actuarial changes arising from experience assumptions	80	(11)	—	69	—	(4)	(1)	(5)
Plan participant contributions	(2)	—	—	(2)	(2)	—	—	(2)
Benefits paid	74	91	2	167	70	99	2	171
Other movements	—	2	—	2	—	2	—	2

At 31 December	(2,065)	(1,414)	(81)	(3,560)	(1,903)	(1,238)	(65)	(3,206)

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS (Continued)

	UK 2014 £m	US 2014 £m	Other 2014 £m	Total 2014 £m	UK 2013 £m	US 2013 £m	Other 2013 £m	Total 2013 £m
Major categories of plan assets
Quoted equities	222	—	—	222	398	—	—	398

Government bonds	952	7	—	959	600	12	5	617
Corporate bonds	—	662	—	662	—	531	—	531
Other bonds	—	36	—	36	—	27	—	27

Total bonds	952	705	—	1,657	600	570	5	1,175

Equities	384	54	14	452	380	38	13	431
Corporate and government bonds	310	295	7	612	432	317	—	749
Property	131	—	—	131	97	—	—	97
Diversified growth fund	99	—	—	99	—	—	—	—
Other	—	37	—	37	—	45	—	45

Total held in managed funds	924	386	21	1,331	909	400	13	1,322

Derivatives	39	—	—	39	(48)	—	—	(48)
Cash and cash equivalents	17	17	—	34	34	17	1	52

	2,154	1,108	21	3,283	1,893	987	19	2,899

	UK 2014%	US 2014%	Other 2014%	UK 2013%	US 2013%	Other 2013%
Principal actuarial assumptions
Discount rate	3.70	3.60	2.34	4.50	4.30	3.93
Future pension increases	3.20	—	1.19	3.50	—	1.26
Future salary increases	4.70	4.00	2.81	5.00	4.00	2.82
Inflation rate	3.20	2.50	2.00	3.50	2.50	2.00

        The mortality assumptions used in valuing the liabilities of the UK pension plan are based on the standard tables S1NA as published by the Institute and Faculty of Actuaries, projected using the CMI 2009 model with a 1.25% per annum long term rate of improvement. These tables are adjusted to reflect the circumstances of the plan membership. The life expectancy assumed for a 65 year old pensioner is 87.2 years (2013: 87.1 years) for a male and 89.4 years (2013: 89.3 years) for a female. The life expectancy for a non-pensioner currently aged 45 is 89.0 years (2013: 88.9 years) for a male and 91.2 years (2013: 91.1 years) for a female.

        The mortality assumptions used in valuing the liabilities of the US pension plans for 2014 are as follows. Pre-retirement mortality is based on MRP-2007 tables with generational projection using scale MSS-2007. Post retirement mortality is based on the Mercer Industry Longevity Experience Study (MILES-2010) combined collar tables for Auto, Industrial Goods and Transportation (AIGT) companies, with one year set forward for females and with generational projection using scale MSS-2007 applied from 2010. The life expectancy assumed for a 65 year old pensioner is 85.5 years for a male and 87.1 years for a female. The life expectancy for a non-pensioner currently aged 40 is 87.0 years for a male and 88.5 years for a female.

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS (Continued)

        In 2013, the mortality assumptions used were based on the RP2000 combined active and retiree mortality table projected to 2023, weighted 70% blue collar and 30% white collar. The life expectancy assumed for a 65 year old pensioner was 84.1 years for a male and 86.0 years for a female.

        The UK defined benefit pension plan discount rate assumption for 2014 is based on the single equivalent discount rate implied by the Mercer Yield Curve, UK—Extended Dataset model. In 2013, the discount rate was based on the single equivalent discount rate implied by the Mercer Yield Curve, UK—Index Constituents model. This Extended Dataset model has been adopted because it is more stable and sustainable. The impact of this change was to reduce the 2014 present value of defined benefit pension obligations by £36m. There was no impact on the 2014 consolidated income statement.

        The Group expects to contribute £44m in cash to its defined benefit pension plans in 2015, excluding any amounts paid into escrow.

        IFRIC 14 'IAS19—The limit on a defined benefit asset, minimum funding requirements and their interaction' had no impact on the Group in 2014 or 2013.

(iii)
Other retirement benefit obligations

        The Group operates defined contribution pension plans and has other early retirement and long service obligations as set out below.

	2014 £m	2013 £m	2012 £m
Charge in the consolidated income statement
Continuing operations
Service cost—defined contribution plans	(3)	(4)	(3)
Service cost—early retirement and long service obligations	(1)	(1)	(2)

	(4)	(5)	(5)

Discontinued operations
Service cost—defined contribution plans	(1)	(2)	(4)
Service cost—early retirement and long service obligations	—	—	(1)

	(1)	(2)	(5)

Total charge in the consolidated income statement	(5)	(7)	(10)

	2014 £m	2013 £m
Changes in the present value of early retirement and long service obligations
At 1 January	(12)	(16)
Exchange differences	1	(1)
Service cost	(1)	(1)
Cash benefits paid	2	1
Transfer to liabilities classified as held for sale	—	5

At 31 December	(10)	(12)

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS (Continued)

(iv)
Retiree medical

        The Group operates a defined benefit retiree medical and life insurance plan in the US for certain segments of the retiree population. Plan oversight is provided by the US pension and benefits committee. Before reaching Medicare eligibility (generally age 65), the plan provides benefits similar to medical coverage as for active employees, but generally with a higher level of participant contributions. After Medicare eligibility is reached, most retirees receive a flat dollar allowance to help with the cost of privately purchased benefits or with government Medicare contributions.

        There is a risk that changes in discount rates and life expectancy assumptions could lead to a material increase in liabilities for plan benefits. These unfunded benefits are assessed with the advice of a qualified actuary.

	2014 £m	2013 £m	2012 £m
Charge in the consolidated income statement
Service cost—including administration costs of £1m (2013: £1m; 2012: £1m)	(2)	(2)	(3)
Interest cost	(4)	(4)	(4)

Total charge in the consolidated income statement	(6)	(6)	(7)

	2014 £m	2013 £m
Changes in the present value of the retiree medical obligation
At 1 January	(98)	(107)
Exchange differences	(6)	2
Service cost	(2)	(2)
Interest cost	(4)	(4)
Actuarial changes arising from financial assumptions	(5)	9
Actuarial changes arising from demographic assumptions	(2)	(5)
Actuarial changes arising from experience assumptions	2	—
Benefits paid	9	9

At 31 December	(106)	(98)

	2014%	2013%
Principal actuarial assumptions
Discount rate	3.60	4.30

        The mortality assumptions used in valuing the liabilities for retiree medical in 2014 are the same as those for the US pension plans set out in section (ii) above. In 2013, the mortality assumptions used were based on the RP2000 combined active and retiree mortality table projected to 2023, weighted 85% blue collar and 15% white collar. The life expectancy assumed for a 65 year old pensioner was 83.9 years for a male and 85.8 years for a female.

        Healthcare cost trend rates do not have a significant impact on the Group with respect to retiree medical.

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS (Continued)

(v)
Sensitivities

        The following sensitivity analysis sets out the impact on plan assets and plan liabilities of changes in the principal assumptions for defined benefit pension plans and retiree medical combined.

	2014 £m	2013 £m
Reduction in plan assets
Equity values fall by 10%	(70)	(95)
Increase in plan liabilities
Discount rates fall by 0.5%	(50)	(65)
Life expectancy increases by one year	(120)	(100)

26. PROVISIONS

	Environmental compliance £m	Restructuring of businesses £m	Onerous leases £m	Indirect tax exposures £m	Share based payment £m	Other £m	Total £m
At 1 January 2014	(19)	(7)	(21)	(29)	(27)	(3)	(106)
Exchange differences	—	—	(1)	2	—	—	1
Charge for the year	(2)	(8)	(1)	(4)	(5)	(2)	(22)
Release for the year	—	—	3	—	—	—	3
Utilised	2	9	2	—	20	—	33
Other movements	—	—	—	—	(1)	(5)	(6)

At 31 December 2014	(19)	(6)	(18)	(31)	(13)	(10)	(97)

Current liabilities	(3)	(4)	(2)	—	(9)	—	(18)
Non current liabilities	(16)	(2)	(16)	(31)	(4)	(10)	(79)

At 31 December 2014	(19)	(6)	(18)	(31)	(13)	(10)	(97)

Current liabilities	(3)	(4)	(1)	—	(20)	—	(28)
Non current liabilities	(16)	(3)	(20)	(29)	(7)	(3)	(78)

At 31 December 2013	(19)	(7)	(21)	(29)	(27)	(3)	(106)

        Environmental compliance relates to the US and France and is long term in nature with the timing of utilisation unknown due to the need to complete remedial investigations, to negotiate remedial plans with relevant authorities and to implement agreed plans. The provision for restructuring of businesses comprises £2m relating to the disposal of Plastics businesses and £4m relating to Beverage Cans. Onerous leases relate to leases retained following the disposal of Plastics. The timing of payments is dependent on lease payment schedules together with related carrying costs and sublease income, if any. Indirect tax exposures relate to Brazil and are long term in nature, with the timing of payment, if any, dependent upon the outcome of tax cases and exposures. Share based payment relates to cash settled share option schemes which, dependent upon various performance criteria being met, will be paid over the period up to September 2024. Other provisions relate to various legal and other legacy claims.

Notes to the Consolidated Financial Statements (Continued)

27. SHARE CAPITAL

Number of issued and fully paid shares (000's)	Ordinary shares of 80 5/14p	Ordinary shares of 71 3/7p	Ordinary shares of 64 2/7p	B shares of 45p	B shares of 57p	C shares of 0.0001p	Deferred shares of 45p	Deferred shares of 0.0001p
At 1 January 2012	—	—	877,031	—	—	—	—	—
Shares issued under share option schemes	—	—	1,348	—	—	—	—	—

At 31 December 2012	—	—	878,379	—	—	—	—	—
B shares issued from share premium account	—	—	—	878,384	—	—	—	—
Nine for ten share consolidation	—	790,546	(878,384)	—	—	—	—	—
Reclassification of B shares to deferred shares	—	—	—	(585,302)	—	—	585,302	—
Initial redemption of B shares	—	—	—	(284,811)	—	—	—	—
Redemption of deferred shares	—	—	—	—	—	—	(585,302)	—
Final redemption of B shares	—	—	—	(8,271)	—	—	—	—
Shares issued under share option schemes	—	1,415	5	—	—	—	—	—

At 31 December 2013	—	791,961	—	—	—	—	—	—
Shares issued from share premium account	—	—	—	—	316,109	475,874	—	—
Eight for nine share consolidation	703,985	(791,983)	—	—	—	—	—	—
Reclassification of C shares to deferred shares	—	—	—	—	—	(475,874)	—	475,874
Initial redemption of B shares	—	—	—	—	(314,043)	—	—	—
Redemption of deferred shares	—	—	—	—	—	—	—	(475,874)
Shares issued under share option schemes	822	22	—	—	—	—	—	—

At 31 December 2014	704,807	—	—	—	2,066	—	—	—

        On 13 May 2014, Rexam PLC announced a return of cash to shareholders of 57p per existing ordinary share by way of one new B share or one new C share for every existing ordinary share held. In addition, the return of cash was accompanied by a consolidation of the existing ordinary shares in the ratio of eight new ordinary shares for every nine existing ordinary shares held. Rexam PLC's issued ordinary share capital following the share capital consolidation on 2 June 2014 was 703,985,000 shares of 80 5/14 p each. Following approval of the return of cash by shareholders on 29 May 2014, 316,109,000 B shares and 475,874,000 C shares were issued. On 9 June 2014, a dividend of 57p per share became payable on 475,874,000 C shares at a cost of £271m and these shares were reclassified as deferred shares. On the same day, 314,043,000 B shares became redeemable for 57p per share at a cost of £179m. The deferred shares were redeemed on 12 June 2014. The remaining 2,066,000 B shares will be redeemed in 2015 at a cost of £1m, giving an overall cost of the transaction of £451m, of which £450m was incurred in 2014.

        The rights and restrictions attaching to the shares and the provisions relating to the transfer of shares are as governed by law and in accordance with the Company's articles of association. Holders of ordinary shares are entitled to receive all shareholder documents, to attend, speak and exercise voting rights, either in person or by proxy, on resolutions proposed at general meetings and to participate in any distribution of income or capital. The directors may refuse to register a transfer of shares where such transfer documents are not lodged by acceptable means or proof of title is required. Shares are held by the Rexam Employee Share Trust for the satisfaction of certain share options (note 29). The independent trustee of the Rexam Employee Share Trust has the same rights as any other shareholder. Participants in option schemes do not hold any voting rights on the shares until the date of exercise. There are no restrictions on the voting rights of holders of shares nor any known agreements between holders of shares under which financial rights are held by any person other than the registered holder, or voting rights or the transfer of shares are restricted.

Notes to the Consolidated Financial Statements (Continued)

28. OTHER RESERVES

	Translation reserve £m	Net investment hedge reserve £m	Cash flow hedge reserve £m	Total £m
At 1 January 2012	310	(90)	(16)	204
Exchange differences before recognition of net investment hedges	(86)	—	—	(86)
Net investment hedges recognised	—	24	—	24
Exchange differences recognised in the income statement on disposal of businesses	(77)	5	—	(72)
Cash flow hedges recognised	—	—	(35)	(35)
Cash flow hedges transferred to inventory	—	—	66	66
Cash flow hedges transferred to the income statement	—	—	1	1
Tax on cash flow hedges	—	—	(9)	(9)

At 31 December 2012	147	(61)	7	93
Exchange differences before recognition of net investment hedges	(37)	—	—	(37)
Net investment hedges recognised	—	(1)	—	(1)
Cash flow hedges recognised	—	—	(45)	(45)
Cash flow hedges transferred to inventory	—	—	54	54
Cash flow hedges transferred to property, plant and equipment	—	—	(1)	(1)
Cash flow hedges transferred to the income statement	—	—	(7)	(7)
Tax on cash flow hedges	—	—	(1)	(1)

At 31 December 2013	110	(62)	7	55
Exchange differences before recognition of net investment hedges	(85)	—	(14)	(99)
Net investment hedges recognised	—	(5)	—	(5)
Exchange differences recognised in the income statement on disposal of businesses	(154)	2	—	(152)
Cash flow hedges recognised	—	—	(27)	(27)
Cash flow hedges transferred to inventory	—	—	12	12
Cash flow hedges transferred to the income statement	—	—	7	7
Tax on cash flow hedges	—	—	(2)	(2)

At 31 December 2014	(129)	(65)	(17)	(211)

Notes to the Consolidated Financial Statements (Continued)

29. SHARE BASED PAYMENT

(i)
Summary of Rexam's share based payment schemes

	Abbreviation	Scheme status	Settlement basis
Long Term Incentive Plan 2009	LTIP	Open	Equity and cash
Savings Related Share Option Schemes	SAYE	Open	Equity
Executive Share Option Scheme	ESOS	Closed	Equity
Phantom Stock Plan	Phantoms	Closed	Cash

LTIP

        The LTIP is the primary long term incentive plan for Rexam's executive directors, band 1 and 2 executives and other senior management. The LTIP measures performance targets over a three year period. Options will normally vest, subject to performance targets being achieved, on the third anniversary of the date of grant at a nominal cost to the employee. Employees who leave with a right to exercise options must normally wait until the end of the measurement period. If the option vests, the employee will receive an entitlement which normally will be time apportioned for the period from the start of the measurement period to the date on which employment ended.

        Options granted in 2014 to executive directors and band 1 and 2 executives are subject to two performance conditions, compound annual growth in underlying earnings per share (EPS, as described in Note 9) and relative Total Shareholder Return (TSR), in the proportion 75% and 25%, respectively. The EPS element has a return on capital employed underpin. These options are equity settled. Options granted in 2014 to other senior management are subject to 100% EPS. These options are cash settled.

        Options include a dividend equivalent element whereby employees will be entitled to receive, in cash, the notional dividends paid during the measurement period on any options that vest.

SAYE

        All employee SAYE schemes are open to eligible employees resident in the UK and Ireland. Annual grants of options over shares are currently made at an exercise price of 80% of the market value of Rexam shares at the invitation date. Options vest three, five or seven years after the commencement of the savings contract, depending on the term selected by the employee at grant and expire six months after vesting.

ESOS

        Prior to 2009, annual grants of options over ordinary shares were made to certain senior management. For grants up to and including 2006, shares vested if a performance target (growth in economic profit) was met over the three year measurement period. No performance targets were set for the 2007 and 2008 grants. Options are exercisable three years after grant date and expire ten years after grant date. The exercise price was set at market value using the market price of a Rexam share at the grant date.

Phantoms

        This cash settled scheme operates in the same way as the ESOS scheme and relates to certain senior management located outside the UK and Europe.

Notes to the Consolidated Financial Statements (Continued)

29. SHARE BASED PAYMENT (Continued)

(ii)
Employee benefit expense

	2014 £m	2013 £m	2012 £m
Continuing operations
Equity settled	7	8	10
Cash settled	4	15	13

Total continuing operations	11	23	23

Discontinued operations
Equity settled	—	—	1
Cash settled	1	2	5

Total discontinued operations	1	2	6

Total employee benefit expense	12	25	29

(iii)
Key assumptions used in valuing options granted during 2014

	LTIP	SAYE
Valuation models	TSR—Monte Carlo	Binomial
	EPS/ROCE—Black Scholes
Expected dividend growth (%)	—	3.31
Expected historical volatility (%)	TSR—20 to 21	20 to 23
Risk free interest rate (%)	TSR—0.9 to 1.3	1.4 to 1.8
Expected life (years)	3	3.25 to 5.25
Weighted average share price (£)	4.91 to 5.00	5.00
Weighted average fair value (£)	2.14 to 5.00	0.96 to 1.12

        The assumptions made to incorporate the effects of expected early exercise have been included by assuming an expected option life based on historical exercise patterns for each option scheme. Historical volatilities are arrived at using a period comparable with the expected life of the option. The correlation coefficient for LTIP is calculated using the correlation matrix for the TSR simulation using three year daily historical stock price series for each company in the comparator group, including Rexam, from the beginning of the measurement period.

Notes to the Consolidated Financial Statements (Continued)

29. SHARE BASED PAYMENT (Continued)

(iv)
Number of options and weighted average exercise prices of all option schemes

	2014 Number of options Thousands	2014 Weighted average exercise price £	2013 Number of options Thousands	2013 Weighted average exercise price £
Outstanding at 1 January	23,292	0.42	32,134	0.54
Granted	6,112	0.21	6,090	0.13
Exercised	(7,592)	0.42	(12,108)	0.65
Lapsed	(3,173)	0.10	(2,824)	0.16

Outstanding at 31 December	18,639	0.40	23,292	0.42

Exercisable at 31 December	961	3.98	1,404	4.12

(v)
Exercise prices and average remaining contractual lives of options by scheme

	2014 Number of options Thousands	2014 Range of exercise prices £	2014 Weighted average remaining contractual life Years	2013 Number of options Thousands	2013 Range of exercise prices £	2013 Weighted average remaining contractual life Years
LTIP	16,651	—	4.3	20,501	—	2.3
SAYE	1,107	2.12 to 4.11	2.3	1,408	2.12 to 4.11	2.2
ESOS	530	3.84 to 4.58	2.8	830	3.61 to 4.58	3.8
Phantoms	351	3.60 to 4.57	2.9	553	3.60 to 4.57	3.9

(vi)
Rexam Employee Share Trust

        The Group operates an employee share trust, the Rexam Employee Share Trust, that owns 3,259,722 ordinary shares of 80 5/14 p in Rexam PLC at 31 December 2014 (2013: 5,828,757 ordinary shares of 71 3/7 p) acquired at an average cost per share of £4.89 (2013: £4.91) and included in the consolidated balance sheet within retained earnings at a cost of £16m (2013: £29m). These shares will be used to satisfy future LTIP exercises. The purchases are funded by cash contributions from participating companies. Dividends receivable during the year have been waived. The administration expenses of the Trust are borne by the Trust. Shares are allocated by the Trust when related LTIP options are exercised. The market value of the shares at 31 December 2014 was £15m (2013: £31m). There is £2m of cash in the Trust resulting from the return of cash to shareholders.

Notes to the Consolidated Financial Statements (Continued)

30. RECONCILIATION OF PROFIT BEFORE TAX TO CASH GENERATED FROM OPERATIONS

	2014 £m	2013 £m	2012 £m
Continuing operations
Profit before tax	343	339	319
Adjustments for:
Share of post tax profits of associates and joint ventures	(10)	(9)	(9)
Net interest expense	53	71	100
Depreciation of property, plant and equipment	136	137	128
Amortisation of intangible assets	6	8	7
Movement in working capital(1)	10	(49)	(7)
Movement in advance payments to customers	(19)	9	(1)
Movement in provisions	(13)	(21)	22
Movement in retirement benefit obligations	(13)	(16)	(17)
Fair value changes on operating derivatives	(2)	22	(4)
Equity settled share options	7	8	10
Loss on disposal of fixed assets	5	4	—
Impairment	—	2	—
Other adjustments(1)	(5)	1	1

Cash generated from continuing operations	498	506	549
Discontinued operations
Cash (outflow)/generated from discontinued operations	(22)	58	97

Cash generated from operations	476	564	646

(1)
As described in Note 1 "Principal accounting policies," the classification of the settlement of a government incentive in Brazil for indirect taxes has been revised.

31. CONTINGENT LIABILITIES

        In an international group a variety of claims arise from time to time; some have little or no foundation in law or in fact and others cannot be quantified. The claims include litigation against Group companies, investigations by regulatory and fiscal authorities and obligations arising under environmental legislation. Provision has been made in these consolidated financial statements against those claims which the directors consider are likely to result in significant liabilities. There are no contingent liabilities at 31 December 2014 or 31 December 2013 that require disclosure.

32. COMMITMENTS

(i)
Operating lease commitments

        The Group leases offices, warehouses and plant and equipment under non-cancellable operating leases. The leases have varying terms, purchase options, escalation clauses and renewal rights. The Group also leases plant and equipment under cancellable operating leases.

Notes to the Consolidated Financial Statements (Continued)

32. COMMITMENTS (Continued)

        An analysis of the total future minimum lease payments under non-cancellable operating leases for total operations is set out below.

	2014 Property £m	2014 Plant and equipment £m	2013 Property £m	2013 Plant and equipment £m
Less than 1 year	14	3	18	3
Between 1 and 5 years	29	4	37	6
Over 5 years	36	—	36	—

Total	79	7	91	9

        Total future minimum sublease receipts under non-cancellable operating leases are £12m (2013: £9m).

(ii)
Capital commitments

	2014 £m	2013 £m
Contracts placed for future capital expenditure not provided in the consolidated financial statements:
Property, plant and equipment	69	73

33. POST BALANCE SHEET EVENTS

        On 15 January 2015, Rexam announced that it had, jointly with Envases Universales de Mexico, acquired a 50% interest in Envases Del Istmo SA (Endelis), a single line beverage can plant in Colón, Panama.

        On 22 January 2015, the Group completed the acquisition of United Arab Can Manufacturing Limited, a Saudi Arabian beverage can maker, for $122m. Due to timing of the completion of the acquisition, fair values are not presented and will be finalised in 2015. Principal fair value adjustments are likely to be in relation to the recognition of customer contracts and relationships and the revaluation of property, plant and equipment.

        On 19 February 2015, the Board recommended an offer received from Ball Corporation of 407p in cash and 0.04568 of a new Ball share, representing in aggregate 628p per Rexam ordinary share at that date. The Group has certain contracts and employee compensation arrangements that contain change in control provisions which will apply should Ball and Rexam complete the acquisition.